UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

    (Amendment No.      )

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Cabot Corporation

(Name of Registrant as Specified In Its Charter)

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January 28, 2008

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Cabot Corporation, which will be held on Thursday, March 13, 2008 at 4:00 p.m., local time, at the Boston Convention & Exhibition Center, 415 Summer Street, Boston, Massachusetts.

If you received your annual meeting materials by mail, the notice of annual meeting, proxy statement and proxy card (or voter instruction form if your shares are held through a broker or bank) are enclosed along with a copy of our Annual Report on Form 10-K. If you received your annual meeting materials by e-mail, the e-mail contains voting instructions and links to the proxy statement and Annual Report on the Internet.

You will find information regarding the matters to be voted on at the meeting in the attached proxy statement. Following the formal portion of the meeting, there will be a report on Cabot’s operations during fiscal 2007 followed by a question and answer period.

Whether or not you plan to attend the annual meeting, it is important that your shares be represented. You may vote by mailing a completed proxy card or, if your proxy card or voter instruction form so indicates, by phone or the Internet.

We look forward to seeing you at the meeting.

Sincerely,

KENNETT F. BURNES Chairman of the Board

Notice of Annual Meeting of Stockholders

to be held on March 13, 2008

The 2008 Annual Meeting of Stockholders of Cabot Corporation will be held on Thursday, March 13, 2008 at 4:00 p.m., local time, at the Boston Convention & Exhibition Center, 415 Summer Street, Boston, Massachusetts, for the following purposes:

1.	To elect five directors to the class of directors whose term expires in 2011;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2008; and

3.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

You may vote if you were a stockholder of record at the close of business on January 16, 2008. To ensure that your vote is properly recorded, please vote as soon as possible, even if you plan to attend the annual meeting. Most stockholders have three options for submitting their vote: (1) using the Internet, (2) by phone or (3) by mail.

You may still vote in person if you attend the annual meeting. For further details about voting, please refer to the section entitled “About the Annual Meeting” beginning on page 1 of this proxy statement.

This notice and proxy statement are first being sent to stockholders on or about February 5, 2008. Our Annual Report on Form 10-K is being sent with this notice and proxy statement.

By order of the Board of Directors,

Jane A. Bell

Secretary

Cabot Corporation

Two Seaport Lane

Boston, Massachusetts

January 28, 2008

ABOUT THE ANNUAL MEETING

Cabot Corporation

Two Seaport Lane, Suite 1300

Boston, Massachusetts 02210-2019

Proxy Statement

References to “the Company”, “Cabot”, “we”, “us”, and “our” in this proxy statement mean Cabot Corporation.

About the Annual Meeting

Who is soliciting my vote?

The Board of Directors of Cabot Corporation is soliciting your vote at the 2008 Annual Meeting of Stockholders (“2008 Annual Meeting”).

What am I voting on?

You are voting on:

•	Proposal 1: Election of directors (see page 11);

•	Proposal 2: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2008 (see page 53); and

•	Any other business properly coming before the meeting.

How does the Board recommend that I vote my shares?

The Board’s recommendation can be found with the description of each item in this proxy statement. In summary, the Board recommends a vote FOR each of the nominees for director and the ratification of Deloitte & Touche LLP as our independent registered public accounting firm. Unless you give other instructions on your proxy card or voting instruction form, the persons named as proxy holders will vote in accordance with the recommendations of the Board of Directors.

Who is entitled to vote?

Only stockholders of record at the close of business on January 16, 2008 will be entitled to vote at the 2008 Annual Meeting. As of that date, we had outstanding 65,306,345 shares of our common stock. Each share of common stock is entitled to one vote. There is no cumulative voting.

State Street Bank and Trust Company is the trustee of common stock held in the Cabot Common ESOP Fund portion of Cabot’s Retirement Savings Plan and is the record owner of all those shares. The Vanguard Fiduciary Trust Company is the trustee of the Cabot Common Stock Fund portion of the Retirement Savings Plan and is the record owner of all those shares. Each trustee is entitled to vote such shares in accordance with instructions from participants in, and the terms of, the Retirement Savings Plan.

How many votes must be present to hold the meeting?

Your shares are counted as present at the 2008 Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to hold our meeting, holders of a majority of our outstanding shares of common stock as of January 16, 2008 must be present in person or by proxy at the meeting. This is referred to as a quorum. Proxy cards or voting instruction forms that reflect abstentions and broker non-votes will be counted as shares present to determine whether a quorum exists to hold the 2008 Annual Meeting.

A “broker non-vote” occurs when a broker holding shares for a beneficial owner of Cabot’s common stock does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that particular proposal and has not received specific voting instructions from the beneficial owner. Banks and brokers that have not received voting instructions may vote their clients’ shares on “routine” matters. We believe that all of the proposals at our 2008 Annual Meeting are routine matters and, therefore, there will be no broker non-votes.

How are votes counted? How many votes are needed to approve each of the proposals?

For all of the proposals, you may vote “FOR”, “AGAINST”, or “ABSTAIN”. A nominee will be elected to the Board of Directors if the votes cast “for” this election represent a majority of the votes cast in the nominee’s election. Similarly, the affirmative vote of a majority of the votes cast at the 2008 Annual Meeting is required to approve Proposal 2 to ratify the appointment of Cabot’s registered public accounting firm. Abstentions will have no effect on the vote for directors or Proposal 2.

What if there are more votes “AGAINST” a nominee for director than votes “FOR”?

Each of the nominees for director has tendered a conditional resignation that is effective upon (i) the failure to receive a majority of the votes cast for his re-election at the 2008 Annual Meeting and (ii) Board acceptance of this resignation. The Governance and Nominating Committee of the Board of Directors is responsible for initially considering the resignation and making a recommendation to the Board of Directors. The director whose resignation is under consideration is expected to abstain from participating in any decision regarding his resignation. The Governance and Nominating Committee may consider any factors it deems relevant in deciding whether to accept a director’s resignation. If the resignation is not accepted, the director will continue to serve until the next annual meeting and until his successor is elected and qualified.

How do I vote?

You can vote either in person at the meeting or by proxy without attending the meeting. Most stockholders have three options for submitting their votes: (1) using the Internet, (2) by phone or (3) by mail. If you have received your 2008 Annual Meeting materials by mail, please follow the voting instructions on your proxy card. If you have received your 2008 Annual Meeting materials electronically, please follow the voting instructions that were e-mailed to you. Proxies submitted by the Internet or telephone must be received by 2:00 a.m. Eastern Time on March 13, 2008.

If you hold your Cabot stock in a brokerage account (that is, in “street name”), your ability to vote by telephone or over the Internet depends on your broker’s voting process. Please follow the directions on your voter instruction form carefully.

Even if you plan to attend the 2008 Annual Meeting, we encourage you to vote your shares by proxy. If you plan to vote in person at the meeting, and you hold your Cabot stock in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.

How do I vote if I hold my stock through Cabot’s employee benefit plans?

If you hold your stock through a Cabot employee benefit plan or the employee benefit plan of a former subsidiary of Cabot, you have the right to instruct the trustees of the plan or plans in which you participate how to vote your shares. You can vote your shares by following the instructions on the enclosed proxy card. The trustees of each plan will have the voting instructions of each participant in the plans tabulated and will vote the shares of the participants by submitting a final proxy card representing each plan’s shares for inclusion in the tally at the 2008 Annual Meeting.

If you hold shares in the Retirement Savings Plan, your vote also tells the plan’s trustees how to vote (i) those shares for which no instructions are received from other plan participants and (ii) those shares that have not yet been allocated to participants’ accounts. Similarly, if you hold shares in the Cabot Canada Ltd. Employees’ Stock Purchase Plan, your vote tells the trustee of that plan how to vote those shares for which no instructions are received from other plan participants. If you hold shares in either of those plans and do not vote, the plan trustees will vote your shares (along with all other shares in the plan for which instructions are not provided) in the same proportion as those shares for which instructions are received from other participants in the plan.

In order for your instructions to be followed, you must provide instructions for the shares you hold through a Cabot employee benefit plan by returning your completed and signed proxy card to the Company’s transfer agent by March 10, 2008 or by voting over the telephone or the Internet by 2:00 a.m. Eastern Time on March 11, 2008.

Can I change or revoke my vote?

Yes. You can change or revoke your vote at any time before the polls close at the 2008 Annual Meeting by (1) submitting another timely and later-dated proxy by Internet, telephone or mail, (2) delivering instructions to our Corporate Secretary prior to the meeting, or (3) attending the meeting and voting in person.

If you hold shares through a bank or brokerage firm, you must follow the instructions on your voting instruction form to revoke any prior voting instructions.

Who counts the votes?

We have hired Computershare Trust Company, N.A., our transfer agent, to count the votes represented by proxies cast by ballot, telephone and the Internet. A representative of Computershare and Cabot’s Assistant Corporate Secretary will act as Inspectors of Election.

What if I return my proxy card or voting instruction form but don’t vote for some of the matters listed?

If you return a signed proxy card or voting instruction form without indicating your vote, your shares will be voted “FOR” all of the proposals for which you did not indicate a vote.

Could other matters be decided at the 2008 Annual Meeting?

We are not aware of any other matters that will be considered at the 2008 Annual Meeting. If any other matters arise, the named proxies will vote in accordance with their best judgment.

Who can attend the meeting?

The 2008 Annual Meeting is open to all Cabot stockholders. If you need directions for the meeting, please call Cabot’s Investor Relations at (617) 342-6129. When you arrive at the Boston Convention & Exhibition Center, signs will direct you to the meeting room. You need not attend the 2008 Annual Meeting to vote.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on March 13, 2008

This proxy statement and our 2007 Annual Report on Form 10-K are available at the Investor Relations section of our website (www.cabot-corp.com) and can be accessed directly at the following Internet address: http://investor.cabot-corp.com.

If you received your 2008 Annual Meeting materials by mail, we encourage you to sign up to receive your stockholder communications by e-mail. With electronic delivery, you will be notified by e-mail as soon as the Annual Report on Form 10-K and proxy statement are available on the Internet, and you can easily submit your stockholder votes online. If you are a registered holder (you hold your Cabot shares in your own name through our transfer agent, Computershare Trust Company, N.A., or you have stock certificates), visit www.computershare.com/us/ecomms to enroll.

Your electronic delivery enrollment will be effective until you cancel it. If you later change your mind and would like to receive paper copies of our proxy statements and annual reports, please revisit Computershare’s website www.computershare.com/us/ecomms to change your delivery preference or call them at 1-800-730-4001 in the U.S. or at (781) 575-3170 outside the U.S.

If you hold your Cabot stock through a bank or broker, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet and how to change your elections.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Our Board of Directors held eleven meetings in fiscal 2007. Each director attended at least 85% of the Board meetings and the meetings of the Committees on which he or she served.

The Board of Directors has five standing Committees: Audit, Compensation, Executive, Governance and Nominating, and Safety, Health and Environmental Affairs (“SH&E”). The following table shows the membership of these committees. The Audit, Compensation, Governance and Nominating, and SH&E Committees presently are composed entirely of independent directors. The Executive Committee presently is composed of two employee directors and three independent directors.

The Board of Directors has adopted a written charter for each of the Committees (other than the Executive Committee), copies of which are posted on our website (www.cabot-corp.com) under the heading “About Cabot — Governance.” Printed copies of these charters may be obtained, without charge, by writing to the Corporate Secretary, Cabot Corporation, Two Seaport Lane, Suite 1300, Boston, Massachusetts 02210.

Name	Audit		Compensation		Executive		Governance and Nominating		SH&E
Dirk L. Blevi
Kennett F. Burnes					X
John C. Clarkeson			X		X	*	X	*
Juan Enriquez-Cabot	X								X
Arthur L. Goldstein	X						X
Gautam S. Kaji	X								X
Roderick C.G. MacLeod	X								X
Henry F. McCance			X	*	X		X
John F. O’Brien	X	*			X		X
Patrick M. Prevost					X
Ronaldo H. Schmitz			X						X
Lydia W. Thomas	X								X	*
Mark S. Wrighton			X						X
Shengman Zhang			X						X

*	Committee Chair

Audit Committee

The Audit Committee assists the Board of Directors in its oversight of (i) the integrity of Cabot’s financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence and (iv) the performance of our internal audit function. The Audit Committee, among other functions:

•	Has the sole authority to appoint, retain, terminate and determine the compensation of our independent auditor.

•	Monitors the qualifications, independence and performance of our independent auditor and approves professional services provided by the independent auditor.

•	Reviews with our independent auditor the scope and results of the audit engagement.

•	Reviews the activities and recommendations of our internal auditor.

•

Discusses Cabot’s annual audited financial statements and quarterly financial statements with management and Cabot’s independent auditor, including our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•	Reviews Cabot’s accounting policies, and risk assessment and management policies, control systems and compliance activities.

The responsibilities and functions of the Audit Committee are identified in the Committee’s charter. The Audit Committee met fifteen times in fiscal 2007.

Compensation Committee

The primary responsibilities of the Compensation Committee are to:

•	Approve the corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluate the CEO’s performance and approve the CEO’s salary and incentive compensation.

•

Establish policies applicable to the compensation, severance or other remuneration of Cabot’s senior management, review and approve performance measures and goals under incentive compensation plans applicable to such employees, and approve their salaries, annual short-term and long-term incentive awards, any severance payments and any other remuneration.

•	Review the aggregate amount of bonuses to be paid to participants in Cabot’s annual short-term incentive plan.

•

Administer Cabot’s incentive compensation plans, equity-based plans and supplemental benefits arrangements, which includes approving the aggregate number of stock awards granted under Cabot’s long-term incentive program.

The responsibilities and functions of the Compensation Committee are identified in the Committee’s charter. The Committee may form and delegate authority to subcommittees or the Chair when it deems appropriate. The Compensation Committee met four times during fiscal 2007 and acted by written consent six times.

Executive Committee

The Executive Committee reviews and, where appropriate, approves corporate action with respect to the conduct of our business between Board of Directors’ meetings. Actions taken by the Executive Committee are reported to the Board at its next meeting. The Executive Committee held no meetings during fiscal 2007, but acted by written consent once.

Governance and Nominating Committee (the “Governance Committee”)

The Governance and Nominating Committee is charged primarily with:

•	Developing and recommending to the Board corporate governance policies and procedures.

•	Identifying individuals qualified to become directors of Cabot.

•	Recommending director candidates to the Board to fill vacancies and to stand for election at the annual meeting of stockholders.

•	Recommending committee assignments.

•	Leading the annual review of the Board’s performance.

•	Recommending compensation and benefit policies for Cabot’s directors.

•	Reviewing and making determinations regarding interested transactions under Cabot’s Related Person Transaction Policy and Procedures.

The responsibilities and functions of the Governance and Nominating Committee are identified in its charter. The Governance and Nominating Committee met four times during fiscal 2007.

Safety, Health and Environmental Affairs Committee (the “SH&E Committee”)

The SH&E Committee reviews all aspects of Cabot’s safety, health and environmental management programs and performance. In particular, the Committee reviews the following:

•	Cabot’s environmental reserve, and risk assessment and management processes.

•	Environmental and safety audit reports, performance metrics, performance as benchmarked against industry peer groups, assessed fines or penalties, site security and safety issues.

•	Safety, health and environmental training initiatives.

•	Cabot’s safety, health and environmental budget and capital expenditures.

The Committee consults with Cabot’s internal and outside safety, health and environmental advisors regarding these programs, as it deems necessary. The specific responsibilities and functions of the SH&E Committee are identified in the Committee’s charter. The SH&E Committee met three times during fiscal 2007.

DIRECTOR COMPENSATION

Directors who are Cabot employees do not receive compensation for their services as directors. Annual compensation for non-employee directors is comprised of cash compensation and a grant of Cabot common stock. The Governance Committee is responsible for reviewing the form and amount of compensation paid to our non-employee directors. The Governance Committee generally reviews director compensation annually and recommends changes to our Board of Directors as appropriate. The last change to director compensation was made in January 2006. In reviewing director compensation, the Governance Committee reviews survey data compiled by Pearl Meyer & Partners (the Compensation Committee’s consultant on executive compensation) specifically for the Committee as well as general data from other board of directors’ compensation surveys in order to evaluate the reasonableness of our director compensation and the appropriate mix of cash and equity compensation. The Governance Committee also considers the policies and guidelines of the Council of Institutional Investors as well as RiskMetrics and other institutional shareholder service firms regarding non-employee director compensation.

Cash Compensation

Cash compensation for our non-employee directors for fiscal 2007 consisted of an annual retainer of $31,000 plus the following annual amounts for specific roles:

•	$21,000 for serving on the Audit Committee.

•	$7,000 for serving on each of the Compensation, SH&E, or Governance Committees.

•	$30,000 for serving as lead director.

•	$40,000 for serving as Chair of the Audit Committee.

•	$10,000 for serving as Chair of the Compensation, SH&E, or Governance Committees.

Cash compensation is paid quarterly.

Stock Compensation

Under our Non-Employee Directors’ Stock Compensation Plan (the “Directors’ Stock Plan”), each non-employee director is entitled to receive 2,500 shares of Cabot common stock as a portion of his or her compensation for services performed in the calendar year, subject to increase or decrease at the discretion of the Governance Committee. The Directors’ Stock Plan calls for the shares to be issued on the date of the Board’s meeting in January. On January 12, 2007, 2,500 shares were issued to each non-employee director, except for Mr. McArthur and those directors identified below who elected to defer receipt of their shares. Mr. McArthur, who retired at the 2007 annual meeting in accordance with our retirement policy for non-employee directors, received a pro-rated grant of 625 shares. The closing price of our common stock on January 12, 2007 was $46.38.

We believe that it is desirable for directors to have an equity interest in Cabot and we encourage all directors to own a reasonable amount of Cabot stock to align director and stockholder interests and to enhance a director’s long-term perspective. Accordingly, our Corporate Governance Guidelines require non-employee directors to have equity ownership in Cabot in the range of three times their annual cash retainers. It is expected that this ownership interest will generally be achieved within a three-to-five year period beginning when a director is first elected to the Board. For purposes of determining a director’s compliance with this ownership requirement, any deferred shares are considered held by the director. In addition, where equity-based compensation is a component of compensation, each non-employee director is required to retain the shares granted in any given year for a period of three years from the date of issuance or until the director’s earlier retirement.

Reimbursement of Certain Expenses; Charitable Giving Program

Our Corporate Governance Guidelines state that Cabot will not provide retirement or other benefits or perquisites to non-employee directors. Directors, however, are reimbursed for reasonable travel and out-of-pocket expenses incurred for attending Board and Committee meetings and are covered by Cabot’s travel accident insurance policy for such travel. In addition, spouses of directors are invited to attend the annual meeting of stockholders, for which we pay or reimburse travel expenses.

We have an historical practice of making, upon a director’s retirement from the Board of Directors, a donation of up to $25,000 to a charitable organization selected by the director.

Deferred Compensation

Under the Cabot Corporation Deferred Compensation Plan, directors can elect to defer receipt of any cash compensation received in a calendar year for a period of at least three years or until they cease to be members of the Board of Directors. In any year, these deferred amounts are, at the director’s choice, either (i) credited with interest at a rate equal to the Moody’s Corporate Bond Rate for the month of November prior to the beginning of the applicable year or (ii) treated as invested in phantom stock units, based on the market price of shares of Cabot common stock at the time of deferral (with phantom dividends being accrued and treated as if reinvested in phantom stock units). Mr. Clarkeson, Mr. Enriquez-Cabot and Mr. McCance elected to defer receipt of their 2007 cash compensation and treat the deferred amounts as invested in phantom stock units. Dr. Wrighton elected to defer receipt of his 2007 cash compensation with interest credited at a rate equal to the Moody’s Corporate Bond Rate. The Moody’s Corporate Bond Rate used to calculate interest during 2007 was 5.78%.

Under the Non-Employee Directors’ Stock Deferral Plan, directors also may defer receipt of the shares of common stock issuable to them under the Non-Employee Directors’ Stock Compensation Plan. For each share of stock deferred, a director is credited with one phantom stock unit to a notional account created in the director’s name. Dividends that would otherwise be payable on the deferred shares accrue in the account and are credited with interest at a rate equal to the Moody’s Corporate Bond Rate for the month of November prior to the beginning of the year. The rate used to calculate interest during 2007 was 5.78%. At the end of the deferral period, the deferred shares of Cabot common stock are issued to the director, along with the accrued cash dividends and interest earned, either in one issuance or in installments over a period of up to ten years. Mr. Clarkeson, Mr. Enriquez-Cabot, Mr. McCance, Mr. Schmitz and Mr. Zhang elected to defer their 2007 stock awards.

Director Compensation Table

The following table sets forth the compensation paid to our non-employee directors in fiscal 2007:

Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation ($)(5)	Total ($)
John S. Clarkeson	$88,073	$115,950	—	—	$204,023
Juan Enriquez-Cabot	$59,000	$115,950	$87	—	$175,037
Arthur L. Goldstein	$59,000	$115,950	—	—	$174,950
Gautam S. Kaji	$59,000	$115,950	—	—	$174,950
Roderick C.G. MacLeod	$49,784	$115,950	—	—	$165,734
John H. McArthur	$27,500	$28,988	—	$25,000	$81,488
Henry F. McCance	$50,612	$115,950	—	—	$166,562
John F. O’Brien	$99,000	$115,950	—	—	$214,950
Ronaldo H. Schmitz	$45,000	$115,950	—	—	$160,950
Lydia W. Thomas	$69,000	$115,950	—	—	$184,950
Mark S. Wrighton	$45,000	$115,950	$402	—	$161,352
Shengman Zhang	$38,856	$115,950	—	—	$154,806

(1)	The annual retainers are pro-rated. Accordingly, amounts reflect changes in Committee service that occurred during the fiscal year.

(2)	The amounts reported in this column for Mr. Clarkeson, Mr. Enriquez-Cabot, Mr. McCance and Dr. Wrighton were deferred under the Deferred Compensation Plan described above.

(3)	Represents the compensation expense recognized by Cabot for financial statement reporting purposes during fiscal 2007 in accordance with Financial Accounting Standards No. 123(R) (“FAS 123(R)”) for the shares of stock granted to each non-employee director on January 12, 2007. The compensation expense is the same as the grant-date fair value under FAS 123(R) because the stock award was fully vested upon grant. The grant-date fair value was calculated by multiplying the number of shares granted to the director by the closing price of our common stock on January 12, 2007.

(4)	Represents above-market earnings on compensation that has been deferred by Mr. Enriquez-Cabot and Dr. Wrighton.

(5)	Mr. McArthur retired at our annual meeting in March 2007 in accordance with our retirement policy for non-employee directors. Upon Mr. McArthur’s retirement, we made a contribution of $25,000 to a charity he selected.

PROPOSAL 1 — ELECTION OF DIRECTORS

Board of Directors

Our Board of Directors currently has fourteen members and is divided into three classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires.

Five directors are proposed to be elected at the 2008 Annual Meeting. The terms of Juan-Enriquez-Cabot, Arthur L. Goldstein, Gautam S. Kaji and Henry F. McCance expire this year and our Board of Directors has nominated each of them for a three-year term that will expire at the annual meeting in 2011. All of them are current directors elected by stockholders at previous annual meetings.

Cabot’s Board of Directors elected Patrick M. Prevost as a director, effective January 1, 2008. Our By-laws provide that any director elected by the Board to fill a newly created directorship will hold office until the next annual meeting of stockholders. Accordingly, Mr. Prevost’s term expires at the 2008 Annual Meeting. The Board of Directors has nominated him for election to the class of directors whose term expires in 2011.

Kennett F. Burnes, Cabot’s former Chief Executive Officer and current Chairman of the Board, will retire from Cabot at the end of March and resign from the Board of Directors effective at the 2008 Annual Meeting. Dirk L. Blevi has advised the Board of Directors that he plans to resign from the Board effective at the 2008 Annual Meeting.

Upon the election of the nominated directors, Cabot’s Board of Directors will have twelve members. We expect that all of the nominees will be available for election, but if any of the nominees is not available at the time of the 2008 Annual Meeting, proxies received will be voted for substitute nominees to be designated by the Board of Directors or, if no substitute nominees are identified by the Board, proxies will be voted for a lesser number of nominees. In no event will the proxies be voted for more than five nominees.

Vote Required

A nominee will be elected to the Board of Directors if the votes cast “for” this election represent a majority of the votes cast in the nominee’s election.

Recommendation

The Board of Directors recommends that you vote “FOR” the election of its five nominees.

Certain Information Regarding Directors

Set forth below is the principal occupation and other information about the nominees and the directors whose terms of office will continue after the 2008 Annual Meeting based on information furnished to us by each nominee and director as of January 11, 2008.

John S. Clarkeson, Lead Director

Age: 65

Committee Memberships: Compensation, Executive (Chair), Governance and Nominating (Chair)

Director since: 1998

Term of Office Expires: 2010

Business Experience:

The Boston Consulting Group, Inc. (management consulting):

Chairman Emeritus — May 1, 2007 to present

Co-Chairman of the Board — January 2004 to April 30, 2007

Chairman of the Board — 1998 to December 2003

Chief Executive Officer and President — 1986 to 1997

Juan Enriquez-Cabot (Nominee for Election)

Age: 48

Committee Memberships: Audit, SH&E

Director since: 2005

Term of Office Expires: 2008

Business Experience:

Biotechonomy (life sciences research and investment firm):

Chairman of the Board and Chief Executive Officer — 2003 to present

Harvard Business School, Life Science Project:

Director — 2001 to 2003

Directorships:

J. Craig Venter Institute

Synthetic Genomics

Excel Medical Ventures

Arthur L. Goldstein (Nominee for Election)

Age: 72

Committee Memberships: Audit, Governance and Nominating

Director since: 1995

Term of Office Expires: 2008

Business Experience:

Ionics, Incorporated (water purification):

Chairman of the Board — 1990 to May 2004 (retired)

President and Chief Executive Officer — 1971 to 2003

Directorships:

State Street Corporation*

State Street Bank and Trust Company

*	Indicates a company with a class of securities registered pursuant to the Securities Exchange Act of 1934.

Gautam S. Kaji (Nominee for Election)

Age: 66

Committee Memberships: Audit, SH&E

Director since: 1998

Term of Office Expires: 2008

Business Experience:

Centennial Group, Inc. (strategic advisory firm):

Founder and Chairman of the Board — 1998 to present

Swarna Dwipa Co LLP, Singapore (fund management company managing infrastructure fund for Indonesia)

Co-Founder and Director — October 2007 to present

World Bank:

Managing Director, Operations

World Bank Group in Asia and Africa — 1994 to 1997 (retired)

    Chairman, Loan Committee

Regional Vice President, East Asia and Pacific, World Bank — 1991 to 1994

Various other positions from 1968

Directorships:

Emerging Markets Forum

Infrastructure Development Finance Co.

LEWA (USA) Inc.

The Nature Conservancy — Asia Council Member

Roderick C.G. MacLeod

Age: 57

Committee Memberships: Audit, SH&E

Director since: 1998

Term of Office Expires: 2010

Business Experience:

Waverley Investments Ltd. (private equity investment company):

Co-founder and Principal — 1999 to present

St. Martins Finance Ltd (private equity investment company):

Co-founder and Principal — 1985 to present

Directorships:

BNB Recruitment Solutions plc

Oxford Virtual Markets Ltd.

Henry F. McCance (Nominee for Election)

Age: 64

Committee Memberships: Compensation (Chair), Executive, Governance and Nominating

Director since: 2005

Term of Office Expires: 2008

Business Experience:

Greylock Management Corporation (private venture capital firm):

Chairman of the Board — 1997 to present

President — 1990 to present

John F. O’Brien

Age: 64

Committee Memberships: Audit (Chair), Executive, Governance and Nominating

Director since: 1990

Term of Office Expires: 2009

Business Experience:

Allmerica Financial Corporation (holding company):

President and Chief Executive Officer — 1995 to 2002 (retired)

First Allmerica Financial Life Insurance Company:

President and Chief Executive Officer — 1989 to 2002

Allmerica Investment Trust (investment company):

Chairman of the Board — 1989 to 2002

Allmerica Securities Trust (investment company):

Chairman of the Board — 1989 to 2002

Directorships:

Cluster of mutual funds managed by BlackRock, Inc.*

LKQ Corporation*

The TJX Companies, Inc.*

Patrick M. Prevost (Nominee for Election)

Age: 52

Committee Memberships: Executive

Director since: January 1, 2008

Term of Office Expires: 2008

Business Experience:

Cabot Corporation:

President and Chief Executive Officer — January 1, 2008 to present

BASF AG:

President, Performance Chemicals Division — October 2005 to November 2007

BASF Corporation:

President, Chemicals & Plastics Division — December 2003 to October 2005

BP Chemicals:

Vice President, Strategy & Development — September 2001 to December 2003

*	Indicates a company with a class of securities registered pursuant to the Securities Exchange Act of 1934.

Ronaldo H. Schmitz

Age: 69

Committee Memberships: Compensation, SH&E

Director since: 2001

Term of Office Expires: 2010

Business Experience:

Deutsche Bank AG (banking): Former Executive Director Deutsche Bank Group

Member of the Group Board — 1991 to 2000 (retired)

Executive Vice President — 1990

BASF AG:

Member of the Board of Managing Directors — 1980 to 1990

Directorships:

GlaxoSmithKline plc*

Legal & General Group plc

Rohm and Haas Company*

Sick AG

Lydia W. Thomas

Age: 63

Committee Memberships: Audit, SH&E (Chair)

Director since: 1994

Term of Office Expires: 2009

Business Experience:

Noblis (formerly Mitretek Systems, Inc.) (research and development for public interest):

Consultant — October 1, 2007 to present

President and Chief Executive Officer — 1996 to September 30, 2007

Senior Vice President and General Manager — 1996

The MITRE Corporation, Center for Environment, Resources and Space:

Senior Vice President and General Manager — 1992 to 1996

Vice President — 1989 to 1992

Technical Director — 1982 to 1989

Directorships:

Charles Stark Draper Laboratory Inc.

Northern Virginia Technology Council

United States Energy Association

*	Indicates a company with a class of securities registered pursuant to the Securities Exchange Act of 1934.

Mark S. Wrighton

Age: 58

Committee Memberships: Compensation, SH&E

Director since: 1997

Term of Office Expires: 2009

Business Experience:

Washington University in St. Louis:

Chancellor and Professor of Chemistry — 1995 to present

Massachusetts Institute of Technology:

Provost — 1990 to 1995

Head of Department of Chemistry—1987 to 1990

Directorships:

A.G. Edwards, Inc.*

Brooks Automation*

Shengman Zhang

Age: 50

Committee Membership: Compensation, SH&E

Director since: 2006

Term of Office Expires: 2010

Business Experience:

Citigroup:

Chief Operating Officer, Corporate & Investment Banking Asia Pacific — September 2006 to present

Vice-Chairman, Global Banking — February 2006 to present

World Bank Group:

Managing Director, World-Wide Operations — 2001 to 2006

Various other positions at World Bank — 1993 to 2001

Chinese Government:

Director General, Ministry of Finance — 1990 to 1993

Directorships:

Fosun International Ltd.

*	Indicates a company with a class of securities registered pursuant to the Securities Exchange Act of 1934.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines, which address the following matters, among others: director qualifications, Board Committees, director retirement, director compensation, Board performance evaluations, the conduct of Board and Committee meetings, access to senior management, CEO evaluation and succession planning. The Corporate Governance Guidelines are posted on our website (www.cabot-corp.com) under the heading “About Cabot — Governance.” Printed copies of our Corporate Governance Guidelines may be obtained, without charge, by writing to the Corporate Secretary, Cabot Corporation, Two Seaport Lane, Suite 1300, Boston, Massachusetts 02210.

Director Independence

Our Board of Directors, upon the recommendation of its Governance Committee, has determined that all of Cabot’s non-management directors are “independent” under the Board’s director independence standards and under corporate governance rules of the New York Stock Exchange (the “NYSE”). The Governance Committee annually reviews the independence of all directors and reports its finding to the full Board. To assist in this review, the Board has adopted director independence guidelines, which are set forth in Appendix A to this proxy statement. In the event a director has a relationship that is not addressed by the independence guidelines, the Governance Committee evaluates the relevant facts and circumstances of the relationship and makes a recommendation to the full Board of Directors about whether the relationship constitutes a material relationship with Cabot. After examining all known relationships between the directors and Cabot, the Board concluded that all of the non-management directors either had no relationship or an immaterial relationship with Cabot.

In evaluating and determining the independence of the non-management directors, the Board considered the following relationships:

Shengman Zhang is Chief Operating Officer, Corporate & Investment Banking Asia Pacific, and Vice-Chairman of Global Banking at Citigroup. Cabot has a $400 million revolving loan facility for which one Citigroup affiliate is the syndication agent and another is one of nine potential lending banks. In addition, some of Cabot’s subsidiaries outside the United States have locally borrowed money from Citigroup affiliates and Cabot maintains certain bank accounts with Citigroup affiliates. In fiscal 2007, the largest aggregate amount of Cabot’s indebtedness to Citigroup affiliates outstanding at any time was less than 1% of Citigroup’s total consolidated assets. In addition, during the past three fiscal years, Cabot’s payments to Citigroup for banking and related services were less than 1% of Citigroup’s consolidated gross revenues. The transactions were made in the ordinary course, at arms-length, and at prices and on terms customarily available. The Board determined that, for these reasons and given the amounts involved, none of Cabot’s transactions or relationships with Citigroup would impair Mr. Zhang’s independence or judgment. Further, Mr. Zhang had no involvement in, nor received any personal benefit from, Cabot’s transactions with Citigroup affiliates.

Mark S. Wrighton is Chancellor of Washington University in St. Louis (“WUSTL”). Cabot Corporation Foundation made a $60,000 contribution in each of fiscal 2006 and 2007 to support a scholar in an MBA program in WUSTL’s McDonnell International Scholars Academy, and in January 2008, agreed to also make a $60,000 contribution in each of fiscal 2008 and 2009. Cabot is one of 13 companies who support scholars through the program. The Board determined that the contributions to WUSTL would not impair Dr. Wrighton’s independence or judgment given that the amount contributed by Cabot was less than 0.1% of the total contributions made to WUSTL during WUSTL’s 2007 fiscal year. Further, Dr. Wrighton has no personal interest in, nor receives any personal benefit from, these contributions.

In August 2007, we acquired substantially all of the assets of AP Materials, Inc., a development stage enterprise whose assets included an exclusive license from WUSTL to certain intellectual property developed by

WUSTL. In connection with the transaction, the license was assigned to us, and we and WUSTL entered into an amended and restated license agreement under which we agreed to pay WUSTL a percentage royalty on our net sales of certain products made using the licensed intellectual property and on any similar sublicense revenue we receive from any third parties. We have not made any royalty payments under this agreement, and are not required to make any royalty or sublicense payments to WUSTL until we successfully manufacture and sell products covered by the license. At the same time we also entered into a research and development agreement with WUSTL and an associate professor at WUSTL. Under this agreement, the professor has agreed to provide scientific expertise and advice to Cabot within a defined field of investigation for a two-year period and Cabot has agreed to pay WUSTL a total of $240,000 in equal monthly installments of $10,000, beginning in September 2007. The payments we are required to make to WUSTL under this agreement represent substantially less than 1% of WUSTL’s gross revenues for its fiscal year ended June 30, 2007. The acquisition of AP Materials, Inc. and these agreements were negotiated on an arms-length basis and without any involvement by Dr. Wrighton. Further, Dr. Wrighton will not receive any personal benefit from these arrangements. The Board determined that, for these reasons and given the dollar amounts involved, Cabot’s research and development and license arrangements with WUSTL would not impair Dr. Wrighton’s independence.

Transactions with Related Persons

Policy and Procedures for the Review of Related Person Transactions

Our Board has adopted a written policy for the review and approval or ratification of transactions involving related persons. “Related persons” consist of any director, nominee for director, executive officer or greater than 5% stockholder of Cabot and the immediate family members of any of those persons. The Governance Committee is responsible for applying the policy with the assistance of our General Counsel.

Transactions covered by the policy consist of any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements, or relationships in which (1) the aggregate amount involved will or may be expected to exceed $100,000 with respect to any fiscal year, (2) Cabot is a participant and (3) any related person has or will have a direct or indirect interest (an “interested transaction”).

Under the policy, the following interested transactions have a standing pre-approval from the Governance Committee, even if the aggregate amount is greater than $100,000:

•

Certain sales of stock by executive officers to Cabot. (1) Sales of Cabot stock by an executive officer (including the CEO) to Cabot to pay withholding taxes on vested stock under our long-term incentive program or (2) other sales by executive officers (excluding the CEO) provided that the sale has been approved by our CEO, the per share purchase price is the fair market value of our common stock on the date of sale, the proceeds from the sale to the executive officer do not exceed $500,000, and the sale does not take place during a quarterly blackout period.

•

Certain transactions with other companies. Any transaction between Cabot and another company if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of that company’s total revenues or any transaction where Cabot is indebted to another company if the total amount of Cabot’s indebtedness to the other company does not exceed 1% of that company’s total consolidated assets. In both cases, the pre-approval applies if the related person’s only relationship is as an employee (other than executive officer), director or beneficial owner of less than 10% of the other company’s shares.

•

Employment of executive officers; director compensation. Any employment by Cabot of an executive officer if the related compensation is required to be reported in our proxy statement or if the compensation was approved by our Compensation Committee. Any compensation paid to a director if the compensation is required to be reported in our proxy statement.

•

Other transactions. Competitively bid or regulated public utility services transactions; transactions involving trustee-type services; and transactions where the related person’s interest arises solely from the ownership of our common stock and all common stock holders received the same benefit on a pro rata basis.

Each interested transaction by a related person should be reported to our General Counsel for presentation to the Governance Committee for approval before its consummation or for ratification, if necessary, after its consummation. The Chair of the Governance Committee has the authority to pre-approve or ratify (as applicable) any interested transaction with a related person in which the aggregate amount involved is expected to be less than $500,000. In determining whether to approve or ratify an interested transaction, the Governance Committee and the Chair may take into account such factors as they deem appropriate, which may include whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Transactions with Related Persons

Cabot and its subsidiaries had no transactions, nor are there any currently proposed transactions in which Cabot or its subsidiaries was or is to be a participant, the amount involved exceeds $120,000 and any related person (as defined above) had or will have a direct or indirect material interest reportable under SEC rules, except for certain stock sales by executive officers to Cabot. Under our long-term equity program, employees are permitted to satisfy any withholding tax that may be due upon vesting of shares of restricted stock by selling a portion of that stock back to Cabot. These shares are sold to Cabot at a per share price equal to the closing price of Cabot common stock on the date the shares vest. The amount listed opposite the executive officer’s names in the following table show the dollar value of Cabot common stock sold to Cabot to satisfy withholding tax obligations on their shares of Cabot restricted stock that vested in May 2007:

Name of Executive Officer	$ Value of Shares Sold to Company
Brian A. Berube	$297,964.00
William J. Brady	$893,800.60
Kennett F. Burnes	$2,085,519.50
Eduardo E. Cordeiro	$595,882.30
Ravijit Paintal	$113,290.30

As described in detail under “Director Independence” above, we have made certain payments to Citigroup where Mr. Zhang is an officer and to Washington University in St. Louis where Dr. Wrighton is Chancellor. The Governance Committee determined that Mr. Zhang and Dr. Wrighton did not have a direct or indirect material interest in any of the payments made by Cabot to their respective organizations.

Lead Director; Executive Sessions

Our Corporate Governance Guidelines require that an independent director be appointed as lead director when the Chairman of the Board is not an independent director. The lead director sets the agenda for executive sessions of non-management directors and presides at such meetings. The lead director communicates with the Chairman of the Board to provide feedback and also to implement the decisions and recommendations of the non-management directors. In March 2005, Cabot’s non-management directors selected John S. Clarkeson as lead director and, after considering the recommendations of the Governance Committee, he has been re-elected annually since then.

It is anticipated, however, that John F. O’Brien will become the non-executive Chairman of the Board effective after the 2008 Annual Meeting and Mr. Clarkeson will not continue to serve as lead director after that time. Mr. O’Brien’s responsibilities will include presiding at executive sessions of the non-management directors.

Director Attendance at Annual Meeting

Recognizing that director attendance at the annual meeting can provide our stockholders with an opportunity to communicate with Board members about issues affecting Cabot, we actively encourage our directors to attend the annual meeting. In 2007, all of our directors attended the annual meeting.

Code of Business Conduct and Ethics

We have adopted Global Ethics and Compliance Standards, a code of ethics that applies to all of our employees and directors, including the Chief Executive Officer, the Chief Financial Officer, the Controller and other senior financial officers. The Global Ethics and Compliance Standards are posted on our website (www.cabot-corp.com) under the caption “About Cabot — Governance” and printed copies may be obtained, without charge, by writing to the Corporate Secretary, Cabot Corporation, Two Seaport Lane, Suite 1300, Boston, Massachusetts 02210.

Communications with the Board

Stockholders or other interested parties wishing to communicate with the Board, the non-management directors or any individual director may contact the lead director or non-executive Chairman of the Board (as applicable) by calling 1-800-853-7602; by submitting a form on our website that is located under the caption “About Cabot — Governance — Contact Cabot’s Board of Directors”; or by writing to Cabot Corporation Board of Directors, c/o Alertline Anonymous, P.O. Box 3767, 13950 Ballantyne Corporate Place, Suite 300, Charlotte, North Carolina 28277.

Anyone who has a complaint or concern regarding our accounting, internal accounting controls or auditing matters may communicate that concern to the Chair of the Audit Committee by calling 1-800-853-7602; by submitting a form on our website that is located under the caption “About Cabot — Governance — Contact Cabot’s Board of Directors”; or by writing to Cabot Corporation Board Audit Committee, c/o Alertline Anonymous, P.O. Box 3767, 13950 Ballantyne Corporate Place, Suite 300, Charlotte, North Carolina 28277. All communications to the Board of Directors or the Audit Committee will also be sent to Cabot’s Office of Compliance.

Governance and Nominating Committee Processes for Director Nominations

Director Qualifications

The Governance Committee identifies candidates for election to the Board of Directors; reviews their skills, characteristics and experience; and recommends nominees for director to the Board for approval.

We believe that potential directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. In addition to reviewing a candidate’s background and accomplishments, candidates are reviewed in the context of the current composition of the Board of Directors and the evolving needs of our businesses. It is the Board’s policy that at all times at least a majority of the Board’s members must be independent under NYSE rules and Cabot’s Corporate Governance Guidelines. It is also the Board’s policy that the Board as a whole reflects a range of talents, skills, diversity and expertise, particularly in the areas of (i) management, (ii) strategic planning, (iii) accounting and finance, (iv) domestic and international markets, (v) corporate governance, and (vi) the specialty chemicals and related industries sufficient to provide sound and prudent guidance about Cabot’s operations and interests.

In addition, the desired attributes of individual directors are (i) integrity and demonstrated high ethical standards; (ii) sound judgment; (iii) demonstrated leadership; (iv) knowledge, experience and skills in at least one specialty area, such as corporate management, accounting or finance, marketing, manufacturing, technology, information systems, international business or the specialty chemicals industry; (v) compassion; (vi) willingness and ability to work with other members of the Board openly and constructively; (vii) the ability to communicate clearly and persuasively; and (viii) diversity of origin, background, experience and thought. We also require that our Board members be able to dedicate the time sufficient to ensure the diligent performance of their duties on our behalf, including attending all Board and applicable Committee meetings. Historically, two Board members have been members of the extended Cabot family because of the family’s historical stock ownership in the Company. These members are Roderick C.G. MacLeod and Juan Enriquez-Cabot.

Process for Identifying and Evaluating Director Nominees

Generally, the Governance Committee identifies candidates through the business and other networks of the directors and management. The Committee may also solicit recommendations for director nominees from third party search firms or any other source it deems appropriate. The Governance Committee’s review and evaluation of a candidate generally includes inquiries as to the candidate’s reputation and background, examination of the candidate’s experience and skills in relation to the Board’s requirements at the time, consideration of the candidate’s independence as measured by the Board’s independence standards, and any other considerations that the Governance Committee deems appropriate. Candidates recommended by our stockholders are evaluated on the same basis as candidates recommended by our directors, CEO, other executive officers, third party search firms or other sources.

Procedures for Stockholders to Recommend Director Nominees

The Governance Committee will consider director candidates recommended by stockholders in accordance with the procedures set forth in our by-laws. Those procedures require a stockholder to notify the Company’s Secretary in writing at Cabot Corporation, Two Seaport Lane, Suite 1300, Boston, Massachusetts 02210, of a proposed nominee not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding Annual Meeting of Stockholders. The notice to the Secretary should include the following:

•	the candidate’s name, age and address;

•	the candidate’s principal occupation or employment;

•	the class and number of shares of Cabot stock, if any, owned by the candidate;

•	the name and address of the stockholder as they appear on Cabot’s books;

•	the class and number of shares of Cabot stock owned by the stockholder as of the record date for the annual meeting (if this date has been announced) and as of the date of the notice;

•	the dates on which the stockholder acquired Cabot stock and documentary support for his or her beneficial ownership;

•	a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the candidate specified in the notice;

•	a description of all arrangements or understandings between the stockholder and the candidate;

•	any other information regarding the candidate or stockholder that would be required to be included in a proxy statement relating to the election of directors; and

•

a statement signed by the candidate confirming that, if elected, he or she will comply with Cabot’s Global Ethics and Compliance Standards, Policy on Transactions in Securities, Corporate Governance Guidelines and any other applicable rule, regulation, policy or standard of conduct applicable to the directors.

Board Retirement Policy

The Board of Directors’ retirement policy for non-employee directors requires each director who is not a Cabot employee to submit his or her resignation to the Board prior to, and effective at, the annual meeting of stockholders next following the calendar year of such director’s seventy-second birthday. The Board recently amended this retirement policy to permit the full Board to make exceptions to it for special circumstances involving the Company. In January 2008, the Board made an exception to the retirement policy and nominated Mr. Goldstein, age 72, to serve an additional three-year term to expire in 2011. In making this decision, the Board took into consideration that if Mr. O’Brien is elected non-executive Chairman of the Board in March, as anticipated, he would likely not serve as a member of the Audit Committee. The Board also considered Mr. Goldstein’s significant experience in accounting and finance, his tenure on the Audit Committee, and the commitments of the other members of the Audit Committee and the Board. In the Board’s view, Mr. Goldstein’s continued service on the Board and as a member of the Audit Committee would provide beneficial continuity to the Audit Committee and the composition of the other Board Committees. It is possible that Mr. Goldstein may choose to retire from the Board before the expiration of his three-year term.

The Board of Directors also has a retirement policy for employee directors that requires each employee director to submit his or her resignation to the Board (i) prior to and, if accepted, effective at the annual meeting of stockholders following the calendar year of such director’s sixty-fifth birthday, or (ii) if the director ceases to be an employee of Cabot prior to such annual meeting, no later than the date of and, if accepted, effective upon the termination of such director’s employment with Cabot. Each resignation submitted pursuant to this policy is required to specifically state that the resignation is to be effective only upon acceptance by the Board of Directors. In each case, the Governance Committee will consider the resignation and make a recommendation to the Board. If a resignation submitted pursuant to this policy is not accepted, the employee director is thereafter required to submit his or her resignation annually to the Board of Directors for consideration.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed the Compensation Discussion and Analysis (“CD&A”) section included in this Proxy Statement. The Compensation Committee has also reviewed and discussed the CD&A with members of management who are involved in the compensation processes.

Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2007 and this Proxy Statement.

The members of the Compensation Committee of the Board of Directors have provided this report.

Henry F. McCance, Chair

John S. Clarkeson

Ronaldo H. Schmitz

Mark S. Wrighton

Shengman Zhang

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes Cabot’s compensation strategy and structure, our policies and processes, and the Compensation Committee’s compensation decisions for our Chief Executive Officer, our Chief Financial Officer and our three other highest paid executive officers (collectively, the “named executive officers”). For fiscal year 2007, the “named executive officers” are: Kennett F. Burnes, our Chairman of the Board, President and Chief Executive Officer during fiscal 2007; Jonathan P. Mason, our Chief Financial Officer; William J. Brady, the General Manager of our Carbon Black business; Eduardo E. Cordeiro, the General Manager of our Supermetals business and co-manager of Cabot Superior MicroPowders; and Dirk L. Blevi, the General Manager of our European region.

This section should be read in conjunction with the tables and narrative discussion of our executive compensation program that follows this discussion.

Compensation Philosophy and Objectives

Our business strategy is based on two key principles: optimizing the performance of our core businesses and product lines (rubber blacks, performance products, fumed metal oxides and tantalum) and investing the cash and intellectual resources they generate to develop new businesses and product lines (inkjet colorants, cesium formate, aerogel and Superior MicroPowders). This dual strategy requires our executives to have the skills and leadership necessary to both effectively manage a mature commodity chemical company and the skills required of an entrepreneur to identify, nurture and develop viable opportunities. Accordingly, our executive compensation program is designed to provide a competitive level of total compensation necessary to attract and retain executives qualified to execute this dual business strategy, and to motivate them to contribute to our short-and long-term success. To achieve these goals, our executive compensation program is driven by the following principles:

•	Overall objectives. Compensation should be competitive in the industry and should reward performance and execution of our business strategy.

•

Pay for Performance. As employees move to higher levels of responsibility with more direct influence over Cabot’s performance, a larger portion of their total compensation should be placed in “at risk”

incentive compensation (both short- and long-term), subject to corporate, business group or function, and individual performance measures.

•

Long-Term Focus. Our executive officers should focus on Cabot’s long-term success. The compensation program is designed to motivate executives to take actions that are best for Cabot’s long-term success and that reinforce our business strategy.

•

Stockholder Alignment. Receiving equity-based incentives, in the form of either stock options or purchase restricted stock, reinforces the link between an executive’s actions and our stockholders’ investments. The purchase restricted stock feature in our long-term incentive program, which typically requires a financial investment by all participants, including our named executive officers, has been in place since 1992 and provides a strong alignment of interests between our stockholders and executive officers.

Components of Total Compensation

Our executive compensation program consists of base salaries, short-term incentive bonuses, and long-term equity compensation. We also provide benefits and perquisites as described below. The components of our executive compensation program and the purpose of each component are:

Compensation Component	Purpose
Base Salary	Provide a secure base of compensation in an amount that recognizes the role and responsibility of the executive officer, as well as his experience, performance and contributions.

Short-Term Incentive (cash)	Motivate and reward executive officers for achievement of Cabot’s short-term financial and operational performance objectives.

Long-Term Incentive (restricted stock or stock options)	Retain executive officers over time with a three-year vesting schedule; align executive awards with stockholder returns.

Supplemental Retirement Plans (SERPs)	Provide Company contributions to executive officer’s retirement savings on a tax-advantaged basis.

Deferred Compensation Plan	Allow executives to electively prepare for retirement or for other future savings needs on a tax-advantaged basis that is cost effective for Cabot.

Severance Protection Plan and Change-in- Control provisions	Increase retention and encourage executives in the performance of their duties during possible negotiation and transition periods.

Death Benefit Protection Plan	Provide financial protection for the family of the executive in the event of his death in a tax-effective manner for the executive.

Financial Planning	Support executive officers in financial planning needs.

Executive Physical	Encourage prevention or early detection of any health issues so that executives can be in optimal health to lead and implement our business strategy.

Our objective is to provide a mix of compensation components that reflects the executive officer’s role at Cabot and our executive compensation philosophy. The amounts and allocations for each element are determined based on the executive officer’s role and level of responsibility, performance, and internal equity and competitive considerations. It is the intent of the Compensation Committee that base salaries and short-term incentive payment targets be set at or slightly below the mid-market of the benchmarking comparison data provided by the Committee’s independent compensation consultant, Pearl Meyer & Partners (“PM&P”), that long-term incentive award values be at or above the mid-market of the benchmarking comparison data, and that total compensation be at mid-market of the benchmarking comparison data. However, while market data informs the Committee’s decisions, compensation decisions are based less on external market factors and more on the Committee’s assessment of the executive officer’s performance, leadership, experience, and internal equity considerations. Further, in making decisions concerning either base salary, short-term incentive compensation or long-term incentive compensation, the Committee takes into consideration its prior decisions on the other two elements of compensation to ensure that the executive officer’s total compensation is competitive and that the allocation among the elements reflects our compensation philosophy and objectives. In fiscal 2007, base salaries for our named executive officers were in the range of 17-35% of their total cash and equity (excluding benefits) compensation, annual cash incentives were in the range of 17-26% and long-term equity compensation was in the range of 38-63% of total compensation.

At least annually the Committee reviews tally sheets that detail all elements of an executive officer’s compensation and benefits for the current and prior year. Specifically, the tally sheets include the executive officer’s base salary; short- and long-term incentive compensation awards; any unrealized gain on unvested long-term incentive awards; dividends paid on unvested purchase restricted stock; the value of accrued benefits under the Retirement Savings Plan, the Cash Balance Plan and the Supplemental Retirement Plans; the value of health, disability and life insurance; the value of financial planning and, where applicable, the value of a company car. The tally sheets are provided to the Committee as a means to review the aggregate compensation and benefits package and the cumulative impact of compensation decisions. After reviewing the tally sheets, the Committee determined that no further changes beyond those recommended were necessary to any executive officer’s compensation for 2007 in light of the information set forth in a tally sheet.

Use of Benchmarking Comparison Data

Management, in making compensation recommendations to the Committee, and the Committee, in making compensation decisions, considers the compensation practices of two comparison groups of companies to ensure the competitiveness of our executive compensation. One comparison group consists of companies in the chemical, industrial non-durable goods industries with comparable revenues and market capitalization to Cabot (the “Industry Comparison Group”). A second comparison group, the “Business Model Comparison Group”, consists of companies in similar industries with similar revenues, similar or better market capitalization to revenue ratio, and with a similar business segment orientation—meaning companies whose core business is chemicals or basic materials with subsidiaries or business units that focus on unique ways to commercialize the core chemicals or basic materials. The comparison data is collected by PM&P from the proxy statements and annual reports filed by the companies in the comparison groups.

Compensation data from the Industry Comparison Group provides useful benchmarking information for a specialty chemicals and materials company of our size. The Business Model Comparison Group was developed to ensure that the benchmarking data used by management and the Compensation Committee to evaluate the competitiveness of our executive compensation is sufficient for the types of responsibilities our executive officers also have for developing new businesses. Using comparison data from both groups of companies provides the Committee with more useful market data with which to gauge the reasonableness and competitiveness of its executive compensation decisions. The size of the groups has been established to provide sufficient benchmarking across the range of senior positions at Cabot.

The Industry Comparison Group is comprised of the following chemical companies: A. Schulman, Inc., Albemarle Corp., Arch Chemicals Inc., Chemtura Corporation, Cytec Industries Inc., Ferro Corp., FMC Corp., Hercules Inc., Lubrizol Corp., Sigma-Aldrich Corp., and W.R. Grace & Co.

The Business Model Comparison Group is comprised of the following companies: Air Products & Chemicals Inc., Airgas Inc., Albemarle Corp., Carpenter Technology Corp., Chapparal Steel Co., Ecolab Inc., Martin Marietta Materials, Methanex Corp., Praxair Inc., Scotts Miracle-Gro Co., and Sigma-Aldrich Corp.

The Committee also considers compensation and benefits survey data in making compensation decisions. Most often we use survey data from other consulting firms such as Watson Wyatt, Mercer Human Resources Consulting and Towers Perrin HR Services.

Base Salary

The Committee reviews the base salaries of our executive officers, including the named executive officers, each year. Increases are considered if an executive officer’s base salary is more than 10% below the market median and his or her performance in the last year merits consideration of an increase, or if two or more years have elapsed since the last salary increase. The amount of any increase is then based primarily on the named executive officer’s performance, the level of his responsibilities, an assessment of the named executive officer’s long-term potential at Cabot, internal equity and external competitiveness of base salary and total compensation. The Committee’s review of these factors is subjective. The Committee assigns no fixed value or weight to any specific performance factor when making salary decisions.

Analysis.    In January 2007, the Committee increased the base salaries of Mr. Mason and Mr. Cordeiro. The base salary of both officers was more than 10% below the market median for their respective positions within the Industry Comparison Group, and in fact was below the 25th percentile. Mr. Mason’s salary was increased by $10,000 and Mr. Cordeiro’s salary was increased by $25,000. In each case, the amount of the increase brought their base salary levels closer to the market median but still below that level, and was intended to recognize their strong performance and encourage their retention.

Short-Term Incentive Compensation

Our annual short-term incentive program is designed to motivate and reward our executive officers in achieving our annual performance objectives. It is composed of the Short-Term Incentive Compensation Plan (the “STI Plan”), a stockholder approved plan under which executive officers designated by the Compensation Committee may receive annual cash incentive compensation, and a short-term incentive program under which annual incentive awards are made to other key employees. The STI Plan was adopted to ensure that any annual bonus earned by our named executive officers would be tax deductible by Cabot. The total amount available for awards under the short-term incentive program is determined largely by the degree of achievement of our annual performance goals.

Under the terms of the STI Plan, at the beginning of each fiscal year the Compensation Committee sets the performance goals and the maximum bonus amount that may be paid to a named executive officer. The bonus amount cannot be increased beyond the maximum limit and cannot exceed $5 million for any individual in any fiscal year. After determining the amount that could be paid based on the achievement of the performance goals, the Committee has broad discretion to reduce the actual payment made.

Fiscal 2007 Performance Goals.    The performance goals for fiscal 2007 included threshold financial goals that had to be achieved before any named executive officer was eligible to receive a bonus. The threshold financial goals were the achievement of earnings per share of $1.50 (excluding certain items and discontinued operations) and cash flow of $40 million (excluding dividends, share repurchases, changes in debt, and significant capital expenditures above budget). These goals were achieved.

Beyond the threshold financial goals, the performance goals for fiscal 2007 included the following Company-wide financial and strategic performance objectives:

•

Achievement of earnings per share of $1.90 (excluding certain items and discontinued operations) and cash flow of $120 million (excluding dividends, share repurchases, changes in debt, and significant capital expenditures above budget).

•

Achievement of world class safety, health and environmental performance. This is measured by the number of employees and contractors injured on the job, the severity of the injuries, and the number of environmental spills or releases, compared to those at other global and chemical companies. The statistics are obtained from surveys conducted by the Organizational Resource Council, company websites and the International Carbon Black Association.

•	Top quartile performance for stockholder value. This is measured by stock price appreciation and dividend yield over the period compared with other companies in the Industry Comparison Group.

•

Increase in the value of our new business portfolio. Each of our new businesses has annual financial and strategic goals that include revenue targets, new customer development or product qualification goals, and the achievement of technology or manufacturing milestones. Performance in this area is measured by the achievement of these goals.

We include threshold financial performance metrics because we believe that a certain level of financial performance should be attained before any of the named executive officers receives a short-term incentive bonus. The additional financial metrics are included in our performance goals to ensure our strong financial performance.

Excellence in the safety and environmental areas is a fundamental objective and we believe a key to successfully operating a global chemical company. Including the achievement of world class safety, health and environmental performance reinforces management’s commitment to encourage all of our employees to work safely so that we and our neighbors have safe and clean environments.

Building stockholder value by developing new products, markets and businesses requires creativity, innovation, farsightedness, patience and persistence. Our new businesses often have development timelines of over ten years. We include as a short-term performance goal increasing the value of our new business portfolio, however, for two reasons. These stockholder value creation activities are a key element of our strategy and we want to encourage our named executive officers to take actions and make business decisions in the short term that are in the best interest of our stockholders in the long term. In addition, we want to ensure that we are making measured and meaningful progress on our new business development activities, and can continue to justify spending cash and allocating human resources to their continued development.

Because the performance goals were designed to promote our short-term success and also to motivate our named executive officers to take actions that are best for our long-term success, the Committee did not assign a specific weight to any of the performance goals. It was the intention of the Committee that our overall performance would be measured in light of these specified goals without weighing one more than any other. In addition, other than the financial goals, the goals were set in a manner that would permit the Committee to evaluate the achievement of the goal subjectively. The degree to which each of the goals was attained was considered by the Committee in determining the bonus award for each named executive officer.

The maximum bonus award payable to each of the named executive officers as a percentage of his base salary and in dollars, and the actual award paid for 2007 are set forth in the following table.

Executive	Maximum Award as a % of Salary	Award Range as a % of Salary	Maximum Award ($ Value)	Actual Award Paid ($)	Actual Award as a % of Salary
Kennett F. Burnes	200%	0-200%	$1,700,000	$1,200,000	140%
Jonathan P. Mason	120%	0-120%	$432,000	$325,000	90%
William J. Brady	120%	0-120%	$420,000	$350,000	100%
Dirk L. Blevi	120%	0-120%	$511,595	$300,000	73%
Eduardo E. Cordeiro	120%	0-120%	$360,000	$250,000	83%

In setting these ranges, it was the expectation of the Committee that a cash award at the midpoint of the range would provide a payment at or slightly below mid market for the Industry Comparison Group, that a maximum award payment would be above market, and an award in an amount below the midpoint of the award range would be below mid-market.

Analysis.    In assessing performance against these objectives, the Committee considered actual results against each objective and the difficulty of the goal.

Each of the awards reflected our strong overall financial performance for the year. Both earnings per share and cash flow exceeded their targets and, in fact, we reported the highest earnings per share in the last five years. These financial goals were achieved under very challenging market conditions. Safety, health and environmental performance during the year was world class, measured by our low total recordable safety incident rate, the severity of those incidents and a low number of environmental nonconformances. With respect to our new business development activities, although the financial results for our inkjet colorants product line were below our expectations, significant progress was made by our Specialty Fluids business and by Cabot Superior MicroPowders in customer and market development activities. Total shareholder return, specifically stock price performance, was below the target goal. Taking into account our overall financial performance, strong earnings per share, excellent performance in the safety, health and environmental area and overall progress made in our new business development activities, awards made were above the midpoint of the range. The awards were below the maximum award opportunities in light of our stock price performance.

The amount of each award was based primarily on the executive officer’s performance, the level of his responsibilities and internal equity considerations. With respect to individual performance, the Committee noted the following:

•

In determining the amount of Mr. Burnes’s award, the Committee considered Mr. Burnes’s strong leadership, Cabot’s overall performance, our strong earnings in the year, our continued achievement of world class safety and environmental performance, and the progress made by the new businesses.

•

Mr. Brady’s award recognizes his leadership in the Carbon Black business, which had strong financial performance, especially in light of volatile raw material costs during the fiscal year. The Carbon Black business also had an excellent safety performance record in fiscal 2007. The amount of Mr. Brady’s award also recognizes the overall contribution of the Carbon Black business to Cabot’s financial results for the fiscal year.

•

Mr. Mason’s award recognizes his leadership of the finance function, and, in particular, the improvements made in the financial close process and in effecting a smooth transition to a new external audit firm.

•

Mr. Blevi’s award recognizes his leadership of the European region. In addition, beginning in July 2006, Mr. Blevi assumed management oversight responsibility for the Specialty Fluids business and his award recognizes the success of that business in fiscal 2007 in expanding the use of our cesium formate fluids in drilling operations outside of the North Sea.

•

Mr. Cordeiro’s award recognizes his leadership and management of the Supermetals business during very difficult market conditions. His award also recognizes his role in the development of Cabot Superior MicroPowders.

Fiscal 2008 Performance Goals. In November 2007, the Compensation Committee established the performance goals as well as the maximum bonus amount that may be paid to a named executive officer for fiscal 2008. The 2008 performance objectives include threshold financial objectives. The strategic objectives were not changed, as they continue to reflect our fundamental short-term goals. The performance goals are intended to be appropriately challenging so as to motivate our named executive officers to contribute to our financial and operational success.

Long-Term Incentive Grants

Long-term incentive grants are primarily intended to link the long-term interests of the executive officers with those of the stockholders, provide incentive to improve the long-term performance and, therefore, the value of Cabot, and to retain successful executive officers. Under the long-term equity incentive program, the executive officers are granted a specific number of shares of our common stock (the “Grant Number”) that they may then elect either (i) to purchase as shares of restricted stock at 30% of the market price of such stock on the date of grant, or (ii) to receive as a non-qualified stock option for a number of shares of our common stock equal to two times the Grant Number, exercisable at 100% of the market price of such stock on the date of the grant, or (iii) a combination of purchase restricted stock and stock options. The options provide value to the participant only if our stock price increases after the grants are made. The rationale for requiring executive officers to pay for shares of restricted stock has been that making a personal financial investment provides a strong alignment of interests among our executive officers and our stockholders and encourages the executive officers to focus on Cabot’s long-term performance and value creation activities. We provide a choice of receiving options because payment of the restricted stock purchase price at the time of grant may be a financial hardship and to accommodate non-U.S. individual tax considerations.

Both the purchase restricted stock and the stock options vest three years after grant. There is no specific performance criteria tied to the vesting of these grants. Except as noted below, the benefits of both types of grants (other than dividends already paid on the restricted stock) are forfeited if the executive leaves Cabot prior to the end of such three-year period for any reason other than death or disability, unless the Committee, in its sole discretion, determines otherwise. Each year, approximately 85% of the awards issued are in the form of purchase restricted stock. In fiscal 2007, all of the named executive officers elected to purchase restricted stock.

Prior to adopting the 2006 Long-Term Incentive Plan, the Committee reviewed the structure and competitiveness of Cabot’s long-term incentive compensation program. The main purpose of the review was to assess the effectiveness of the long-term incentive program in achieving its goals and the structure of the program, which has been in place at Cabot since 1992. In its review, the Committee considered feedback from Cabot’s senior management concerning the degree to which the long-term incentive program supports Cabot’s culture, reviewed both accounting and tax consequences to the Company and the participants and analyzed data concerning the dilutive impact of the plan. The Committee also examined several alternative equity and non-equity long-term incentive arrangements. After a thorough review of the program and of alternative long-term equity arrangements, the Committee concluded that, largely because of its unique purchase restricted stock feature, the structure of our long-term incentive program continues to be very effective and important to the fulfillment of our corporate strategy.

Analysis.    In 2007, the determination of individual awards for the named executive officers was based upon the value of prior equity awards made to the officer, his total compensation, an assessment of internal equity and competitive market data, as well as individual performance and an assessment of each named executive officer’s long-term potential at Cabot, with particular emphasis on the officer’s leadership capability. The Committee did not apply a specific weight to any of these factors. The awards for Mr. Brady, Mr. Cordeiro, Mr. Mason and Mr. Blevi were generally equal in value to the awards they received in fiscal 2006.   Fewer shares, however, were issued in fiscal 2007 to reflect Cabot’s higher stock price at the time of grant, and the Committee’s determination to award shares having approximately the same value in 2007 as in 2006. The awards recognized their continued strong leadership within Cabot as well as their performance in managing, respectively, our Carbon Black business, our Supermetals business and the product development activities within Cabot Superior MicroPowders, our finance function, and our European region and the Specialty Fluids business, in a complex and challenging market environment.

In fiscal year 2007, Mr. Burnes received a grant of 86,000 shares of Cabot common stock. Under the grant, Mr. Burnes elected to purchase 86,000 shares of restricted stock at a price per share equal to 30% of the market price of the Common Stock on the date of grant, in accordance with the terms of the award. The grant was based on the Committee’s review of market practices with respect to long-term incentive award programs at Cabot’s peer companies, and with consideration to overall Company performance as well as the Committee’s expectations as to Mr. Burnes’s continued leadership and contributions to Cabot’s success. In considering this grant, the Committee discussed and considered whether it would be appropriate to award a long-term incentive grant that vests in May 2010 to Mr. Burnes, who would likely retire before that time. The Committee noted that pursuant to the retirement policy for employee directors set forth in the Corporation’s Corporate Governance Guidelines, Mr. Burnes would be required to submit his resignation as Chairman of the Board in March 2009, at which time the Board would have discretion in accepting his resignation. In addition, Mr. Burnes had encouraged the Board to proceed in its efforts to identify his successor and indicated his willingness to step down earlier if his successor was identified before that time. The Committee determined that while the length of Mr. Burnes’s continued tenure at Cabot was uncertain at the time of grant, the Committee’s objective to continue to align Mr. Burnes’s interests with those of Cabot’s stockholders, and to provide Mr. Burnes with incentive to continue to perform at the highest level and to effect a smooth leadership transition, would best be effected through a long-term incentive grant. It was acknowledged that in the event Mr. Burnes retired before the shares vest, the Committee would have discretion to accelerate the vesting of all, or a portion of, the award in recognition of Mr. Burnes’s continued contribution to the success of the Company during the term of the award and his effecting a smooth leadership transition, among other factors to be considered at the time of his retirement.

Other Compensation Decisions

On January 1, 2008, Patrick M. Prevost became Cabot’s President and Chief Executive Officer. The terms and conditions of Mr. Prevost’s compensation were reported by the Company on a Form 8-K filed with the SEC on December 7, 2007. Because he was not an employee or an executive officer during fiscal 2007, this CD&A does not include an analysis of his compensation arrangements. The decisions of the Compensation Committee in setting the terms of Mr. Prevost’s employment, however, were consistent with the compensation philosophy and objectives identified and discussed above. In doing so, the Compensation Committee also recognized it is often necessary to negotiate individual arrangements to attract an individual to leave an established position. These included sign-on incentives intended to replace the value of certain compensation that Mr. Prevost would be leaving from his previous employer as well as severance protection arrangements.

Role of the Compensation Consultant

The Compensation Committee has retained PM&P as its independent compensation consultant. PM&P reports directly to the Compensation Committee and does not provide any consulting services to Cabot or its executive officers. PM&P provides comparison group benchmarking data to the Compensation Committee for our executive officers and provides preliminary guidelines to the Compensation Committee regarding target levels of base salary and short-and long-term incentive compensation for each of our executive officers. PM&P does not make specific compensation recommendations to the Committee. PM&P also provides the Committee with information about other relevant market practices and trends. In fiscal year 2007, the scope of the consulting services provided by PM&P also included developing a business model comparison group of companies for benchmarking purposes; assessing the competitiveness of our severance protection and change in control arrangements and analyzing the potential tax liabilities the executive officers would incur for any payments made under those arrangements under the IRS’s “golden parachute” rules; providing advice on compensation issues associated with a leadership transition; and assisting in the preparation of this CD&A. In addition, in fiscal 2008, with the prior approval of the Chair of the Compensation Committee, PM&P assisted the Governance Committee in its review of director compensation.

In performing its work for the Committee, representatives of PM&P obtain compensation and performance data for the executive officers from Cabot’s Vice President of Human Resources and the Director of HR Shared Services. In addition, the consultants generally seek input and feedback from the Vice President of Human Resources and the Director of HR Shared Services regarding their consulting work product before it is provided to the Compensation Committee to confirm alignment with Cabot’s business strategy, identify data questions or other similar matters. Representatives of PM&P attended all of the Compensation Committee meetings in person in 2007.

Role of the Chief Executive Officer and Other Officers in Compensation Decisions

The Committee reviews the three principal elements of total compensation at different times throughout the year, and each time, to assist the Committee in making its decisions, Mr. Burnes reviews with the Committee his assessment of each executive officer’s performance, addressing such factors as the officer’s achievement of individual and Company goals, leadership accomplishments, contribution to Cabot’s performance, areas of strength and areas for development. Mr. Burnes bases this evaluation on his knowledge of each executive officer’s performance and on feedback provided by the officer’s senior management colleagues. Mr. Burnes also works with our Vice President of Human Resources and our Vice President of Organizational Effectiveness to develop compensation recommendations for each principal element of each executive officer’s compensation. To assist the Committee in making decisions as to Mr. Burnes’s compensation, the Vice President of Human Resources and the Vice President of Organizational Effectiveness provide feedback as to his performance from the executive officers who report directly to him. Mr. Burnes regularly attends the Compensation Committee meetings but is not present for and does not participate in the discussions concerning his own compensation. All compensation decisions are made solely by the Committee and reported to the full Board of Directors.

Retirement and Other Benefit Programs

The named executive officers, with the exception of Mr. Blevi, participate in the full range of benefits and are covered by the same plans (with certain exceptions for employees covered by collective bargaining agreements) on the same terms as provided to all full-time U.S. salaried employees. Mr. Blevi participates in the same programs available to all full-time employees in Belgium.

Retirement Plans

The U.S. retirement plans have been designed to work with Social Security to replace 70-80% of pre-retirement base pay for an employee working for Cabot for 30 years and retiring at age 65. The benefits consist of matching contributions and ESOP allocations under the Company’s Retirement Savings Plan (“RSP”) (a defined contribution plan), and quarterly accruals under the Company’s Cash Balance Plan (a hybrid pension plan). In addition, we provide benefits to our executives under the Supplemental RSP and Supplemental Cash Balance Plan, which allows us to provide benefits comparable to those that would be available under the qualified plans if the maximum limits established by ERISA and the Internal Revenue Code did not apply. These supplemental plans use the same benefit formulas as the qualified plans, and use the same types of compensation to determine benefit amounts. The Supplemental RSP and the Supplemental Cash Balance Plan include provisions under which Mr. Burnes accrues an additional benefit under the ESOP portion of the Supplemental RSP, as well as an additional benefit under the Supplemental Cash Balance Plan, in each case equal to the total benefits he would have accrued in any year under the plans if the maximum limits established under ERISA and the Code were not applicable, with the result that he in total accrues two times the benefit. These provisions were added in 1987 when Mr. Burnes joined Cabot. These arrangements were typical at the time for traditional pension arrangements when a senior level executive joined a company in the middle of his professional career, as Mr. Burnes did, and were intended to provide retirement payments at the same level he would have received had he worked at the company for most of his career. These provisions have not been extended to executives hired since 1995.

Mr. Blevi is a participant in the Pension Plan & Life Insurance Plan, a defined benefit plan for managers of Cabot’s Belgian subsidiary, Specialty Chemicals Coordination Center S.A. (“Belgium Pension Plan”). Upon retirement, participants under the Belgium Pension Plan are entitled to receive a benefit calculated on the basis of 1.20 times the participant’s annual salary limited by a fixed ceiling, plus six times the portion of the participant’s annual salary that exceeds the fixed ceiling, the result of which is then multiplied by the ratio between the participant’s length of service and 40 years. The fixed ceiling is determined annually. In the event of the death of the participant before retirement, benefits in an amount equal to twice the participant’s annual salary are payable. In either case, benefits may be received in a lump-sum or as a monthly pension having equivalent actuarial value. The benefits provided under the Belgium Plan are provided through a group insurance contract that is managed individually for each participant, 100% of the cost of which is borne by Cabot.

Severance and Change in Control Plan

All of the named executive officers, as well as certain other senior level executives are participants in the Senior Management Severance Protection Plan (the “Severance Plan”). The purpose of the Severance Plan is to provide continuity of management during a change in control by providing the executives with financial protection in case of termination of employment associated with the transaction. To achieve these objectives, the Severance Plan has a “double trigger”, meaning that benefits are paid only in the event a participant is involuntarily separated from Cabot in the two-year period following a change in control.

The Severance Plan was modified in 2007 by reducing the severance payment from two times to one times the executive’s salary plus bonus and reducing the severance protection period following a change in control from three years to two years. The amount of the benefit was reduced partially in recognition of the fact that upon a change in control all of the executive’s unvested purchase restricted stock and options will vest and provide him with a certain amount of financial protection in the event his employment is terminated. At the same time, we added a new provision requiring us to make an additional payment to the participant equal to any excise tax payable by the participant on the severance benefit or on any other benefit or payment provided by us to the participant in the event of a change of control of Cabot. This “gross up” provision was added after analyzing the amount of the potential excise tax that would be payable by each executive officer under several different change-in-control scenarios. The analysis indicated that the severance benefits payable to executives whose base salaries and bonuses had increased significantly in recent years in recognition of their performance and leadership potential would be materially reduced by the excise tax they would have to pay on the benefit. To ensure that the benefit received by all executives is consistent, the “gross-up” provision was added. Finally, the Company modified the eligibility requirements such that the Severance Plan covers only the senior management team, which is currently twenty-five employees. In making these changes, the Committee took into consideration market comparison data on severance and change in control practices provided by PM&P. For a more detailed discussion of the Severance Plan, see the narrative discussion and tables under “Potential Payments Upon Termination or Change-in-Control” beginning on page 42.

Deferred Compensation Plan

Our Deferred Compensation Plan permits eligible employees, including our U.S. based named executive officers, to voluntarily defer up to 50% of their salary and any short-term incentive bonuses. The ability to defer income is provided to executive officers as a way to assist them to save for future financial needs with relatively little cost to us. The amounts deferred are a general obligation of ours and we may use the cash that has been deferred for our general corporate purposes. For a more detailed discussion of our deferred compensation arrangements see the “Nonqualified Deferred Compensation” table and the accompanying narrative beginning on page 40.

Health and Welfare Plans

The health and welfare plans are the same as those offered to all other employees working in the same country, with the exception of the Death Benefit Protection Plan. The principal terms of these benefits provided to the named executive officers are described in footnote 5(d) to the Summary Compensation Table on page 35.

Perquisites

We provide our U.S.-based executive officers with perquisites, consisting principally of financial planning services and an annual executive physical examination. In the case of Mr. Blevi, perquisites include a company car and a representation allowance that are also provided to other management employees and are competitive in Belgium.

Practices Regarding the Grant of Equity Awards.

The Committee has generally followed a practice of making all equity grants to executive officers on a single date each year. The Committee grants these annual awards at its regularly scheduled meeting in May. The May meeting usually occurs within 2 or 3 weeks following our release of earnings for our second fiscal quarter. The closing price of Cabot stock on the NYSE on the date grants are approved by the Compensation Committee determines the exercise price of options and the value that executives must pay for restricted stock. Most of our equity awards to named executive officers have historically been made pursuant to our annual grant program, although from time to time the Committee makes additional awards of restricted stock or options to executives at other times for recruiting or retention purposes. We do not have a program, plan, or practice to time “off-cycle” awards in coordination with the release of material non-public information. No off-cycle awards were granted in fiscal 2007. Newly hired executive officers may receive an off-cycle award as an incentive to join Cabot and to immediately align their interests with those of our stockholders. These awards are effective on the later of the Compensation Committee approval of the grant or the date the executive officer’s employment commences.

Share Retention Guidelines

We do not have formal equity or other security ownership requirements or guidelines for our executive officers. However, because a material portion of each executive officer’s compensation is equity-based and must be held for three years before vesting, and in the U.S. we make retirement plan contributions in the form of Cabot common stock, our executive officers generally hold a significant amount of Cabot stock.

Securities Trading Policy

We have a policy that prohibits executives from engaging in any transaction in which they may profit from short-term speculative swings in the value of Cabot’s securities. This includes “short sales” (selling borrowed securities that the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), and “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like). In addition, this policy is designed to ensure compliance with all insider trading rules.

Tax and Accounting Information

The Compensation Committee generally considers the tax and accounting consequences of various compensation arrangements in establishing an appropriate compensation program for executive officers. However, to maintain flexibility to compensate our executive officers in a manner designed to promote long-term corporate goals and objectives, the Committee has not adopted a policy that all compensation must be deductible or have the most favorable accounting treatment to Cabot. Salary is expensed when earned. Annual bonuses under the Short-Term Incentive Compensation Plan are expensed during the year in which performance is being measured. Our restricted stock and stock options are expensed at the grant date fair value over the service period, which typically is a three-year vesting period. Our restricted stock and option awards, as currently structured, are not considered performance-based for purposes of Section 162(m) of the Code. Therefore, the value of those equity awards, in combination with the amount of salary, in excess of $1,000,000 paid to our Chief Executive Officer and the three highest paid executive officers other than the Chief Executive Officer and the Chief Financial Officer is not tax deductible by us. Amounts paid out under the Short-Term Incentive Compensation Plan are performance-based and, therefore, tax deductible by us.

The Severance Plan includes a gross up provision in an amount equal to any excise tax payable by the named executive officer on the severance benefit paid under the plan or on any other benefit or payment provided by us to the named executive officer in the event of a change of control of Cabot.

Summary Compensation Table for Fiscal Year 2007

The following table and footnotes describe the fiscal year 2007 compensation for Kennett F. Burnes, our Chief Executive Officer during fiscal 2007; Jonathan P. Mason, our Chief Financial Officer; and the other three most highly compensated executive officers who were serving as executive officers as of September 30, 2007 (collectively, the “named executive officers”). The role of each component within the total compensation package is described under the heading “Compensation Discussion and Analysis,” which begins on page 23. Patrick M. Prevost, who became our President and Chief Executive Officer on January 1, 2008, is not included in the Summary Compensation Table and other tables because he was not an employee or executive officer during fiscal 2007.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)($)	All Other Compensation ($)(5)	Total($)
Kennett F. Burnes,	2007	$850,000	$2,908,493	—	$1,200,000	$308,001	$432,639	$5,699,133
Chairman, President and CEO

Jonathan P. Mason,	2007	$356,923	$384,257	$42,023	$325,000	$17,954	$221,355	$1,347,512
Executive Vice President and CFO

Dirk L. Blevi,	2007	$396,773	$123,765	$319,508	$300,000	$105,306	$19,403	$1,264,755
Executive Vice President and General Manager, Europe

William J. Brady,	2007	$350,000	$1,060,737	—	$350,000	$32,014	$84,066	$1,876,817
Executive Vice President and General Manager, Carbon Black

Eduardo E. Cordeiro,	2007	$292,308	$894,109	—	$250,000	$18,809	$73,373	$1,528,599
Vice President and General Manager, Cabot Supermetals and Co-Manager, Superior Micropowders

(1)	Mr. Blevi is an employee of a Cabot subsidiary in Belgium. His salary, which is paid in Euros, was converted to U.S. dollars using the exchange rate in effect on each payment date.

(2)	The amounts reported in this column reflect the compensation expense recognized by Cabot for financial statement reporting purposes for fiscal 2007 for unvested restricted stock awards in accordance with Statement of Financial Accounting Standards No. 123(R) (“FAS 123(R)”). However, as prescribed by SEC rules, these amounts exclude estimates of forfeitures related to service-based vesting conditions. Compensation expense for restricted stock awards is measured at the grant date based on the fair market value of Cabot’s common stock on the grant date and is recognized over the service period, which generally represents the vesting period. For everyone but Mr. Mason, the expense recognized relates to grants of restricted stock made under our long-term incentive compensation program in fiscal 2004 through 2007. For Mr. Mason, the expense relates to grants of restricted stock made under our long-term incentive compensation program in fiscal 2006 and 2007 and a cash award in lieu of stock granted to Mr. Mason in 2006 in connection with his start of employment at Cabot. The amounts in the table reflect our compensation expense for these awards and do not reflect the actual value that may be realized by the named executive officers when the stock vests.

(3)

The amounts reported in this column reflect the compensation expense recognized by Cabot for financial statement reporting purposes for fiscal 2007 for unvested stock option awards in accordance with FAS 123(R), without regard to forfeitures as prescribed by SEC rules. Compensation expense for stock option awards is measured at the grant date based on the Black-Scholes option-pricing model and is recognized over the service period, which generally represents the vesting period. The assumptions used to calculate the grant date fair value of option awards under the Black-Scholes model are set forth in Note N to our Consolidated Financial Statements filed with our Annual Report on Form 10-K for fiscal 2007. For Mr. Blevi, the compensation expense relates to stock options granted under our long-term incentive program in fiscal 2004 through 2006. For Mr. Mason, the compensation expense relates to stock options granted under our long-term incentive program for fiscal 2006. The amounts in the table represent our compensation expense for these stock option awards and do not reflect the actual value that may be realized by Mr. Blevi and Mr. Mason from exercising the options.

(4)	The amounts reported in this column consist of:

(a)	The aggregate change in the actuarial present value of each named executive officer’s accumulated pension benefits under the plans in which he participates as follows: Mr. Burnes: $308,001; Mr. Mason: $17,937; Mr. Blevi: $105,306; Mr. Brady: $31,231; and Mr. Cordeiro: $18,485. In accordance with SEC rules, the change has been measured from July 1, 2006 through June 30, 2007, Cabot’s pension plan measurement date for financial statement reporting purposes. The amount reported for Mr. Blevi has been converted from Euros into U.S. dollars at the rate of 1 Euro = 1.41 dollars, the currency exchange rate at September 28, 2007.

(b)	Above-market interest (120% of the applicable long-term rate) credited to deferrals under Cabot’s deferred compensation plan as follows: Mr. Mason: $17; Mr. Brady: $783; and Mr. Cordeiro: $324.

(5)	The table below identifies the amounts shown in the “All Other Compensation” column. All of the amounts reflect the actual cost to Cabot.

	Company contributions to Retirement Savings Plan(a)	Company contributions to Supplemental Retirement Savings Plan(a)	Company car/ representation allowance(b)	Financial planning assistance	Relocation assistance(c)	Other(d)
K.F. Burnes	$37,183	$362,631	—	$30,000	—	$2,825
J.P. Mason	$37,942	$43,562	—	$6,500	$133,276	$75
D.L. Blevi	—	—	$19,403	—		—
W.J. Brady	$37,037	$31,527	—	$12,927		$2,575
E.E. Cordeiro	$36,719	$27,214	—	$9,365		$75

(a)	The Retirement Savings Plan and Supplemental Retirement Savings Plan are defined contribution plans and described under the heading “Nonqualified Deferred Compensation” beginning on page 40. Mr. Blevi does not participate in these plans.

(b)	The amounts shown for Mr. Blevi represent the cost to Cabot of providing Mr. Blevi with a car ($16,636) and also amounts paid to Mr. Blevi as a “representation allowance” ($2,767). This allowance is a tax-free amount paid in 12 monthly installments to managers in Belgium that is intended to cover business-related expenses that are usually not reimbursed by Cabot. These amounts have been converted from Euros into U.S. dollars using the exchange rate in effect when the amounts were paid to Mr. Blevi.

(c)	Mr. Mason became a Cabot employee on January 12, 2006. We made payments on behalf of, or reimbursed, Mr. Mason for expenses associated with relocating from Connecticut to Massachusetts during fiscal 2007 pursuant to our employee relocation policies. The amount reported in the table consists of payments primarily associated with the sale of his residence in Connecticut including loss on sale.

(d)	Includes the amount paid by Cabot for an annual physical exam for Mr. Burnes ($2,750) and Mr. Brady ($2,500); and for Mr. Burnes, Mr. Mason, Mr. Brady and Mr. Cordeiro, the cost to Cabot of providing them with a death benefit under our Death Benefit Protection Plan equal to three times their base salary at the time of their death. $50,000 of this benefit is insured and the balance is payable from Cabot’s assets in the event of death. The cost to Cabot for this death benefit is $75, which is the premium paid to the life insurance carrier.

The table does not include any amounts for personal use of sports tickets by the named executive officers because no incremental costs were incurred by Cabot in fiscal 2007. Cabot purchases season tickets to sporting events for business outings with customers and vendors. If the tickets are not being used for business purposes, the named executive officers and other employees may have opportunities to use these tickets. Mr. Burnes and Mr. Cordeiro each used Cabot’s season tickets for one event and Mr. Brady used them for two events.

Employment Agreements

We do not have employment agreements with our named executive officers. Salary and other compensation for our named executive officers are set by the Compensation Committee of the Board of Directors as described in the Compensation Discussion and Analysis beginning on page 23. For information about termination of employment and change-in-control arrangements between Cabot and the named executive officers, see “Potential Payments Upon Termination or Change-in-Control” on page 42.

Grant of Plan-Based Awards Table

The following table reports grants of restricted stock under our 2007 long-term equity incentive program and the potential payouts under our Short-Term Incentive Compensation Plan (“STI”) for fiscal 2007. The material terms of our short- and long-term incentive compensation awards are described in “Compensation Discussion and Analysis—Short-Term Incentive Compensation” on page 26 and “Compensation Discussion and Analysis—Long-Term Incentive Grants” on page 28.

Name	Grant Date(1)	Approval Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold ($)	Target ($)	Maximum ($)
K. F. Burnes
Restricted Stock	5/29/2007	5/10/2007	—	—	—	86,000	$2,854,340
STI	—	—	$0	$850,000	$1,700,000	—	—

J. P. Mason
Restricted Stock	5/29/2007	5/10/2007	—	—	—	23,800	$789,922
STI	—	—	$0	$216,000	$432,000	—	—

D.L. Blevi
Restricted Stock	5/29/2007	5/10/2007	—	—	—	13,500	$448,065
STI	—	—	$0	$255,797	$511,595	—	—

W.J. Brady
Restricted Stock	5/29/2007	5/10/2007	—	—	—	27,000	$896,130
STI	—	—	$0	$210,000	$420,000	—	—

E.E. Cordeiro
Restricted Stock	5/29/2007	5/10/2007	—	—	—	27,000	$896,130
STI	—	—	$0	$180,000	$360,000	—	—

(1)	The Compensation Committee approved awards under our long-term equity incentive program for fiscal 2007 on May 10, 2007. Under the terms of the awards, participants had until May 29, 2007 to elect to receive their awards as purchase restricted stock or stock options. All of our named executive officers elected to purchase restricted stock. Under FAS 123(R), the grant date is the date on which the employer and employee have reached a mutual understanding of the key terms and conditions of a share-based payment award. Accordingly, the grant date for shares awarded under the 2007 long-term equity incentive program for FAS 123(R) purposes is May 29, 2007 because that is the first date the type of award was known, making the number of shares known and measurable.

(2)

The amounts in these columns show the target and maximum bonus amounts payable for fiscal 2007 under our Short-Term Incentive Compensation Plan. The actual bonus amounts paid for fiscal 2007 are set forth in the Summary Compensation Table on page 34, under the column headed “Non-Equity Incentive Plan Compensation.” For fiscal 2007, the maximum bonus award payable to Mr. Burnes was 200% of his base salary and the maximum bonus award payable to each of the other named executive officers was 120% of their individual base salary for calendar year 2007. Actual awards were determined on the basis of the Compensation Committee’s assessment of the achievement of the performance goals set at the beginning of the fiscal year, with the target amount in Mr. Burnes’s case being 100% of his base salary and the target amount for each of the other named executive officers being 60% of their calendar year 2007 base salary. The Compensation Committee had broad discretion to reduce the size of any award, including to zero, and therefore the threshold amount is zero.

(3)	Under FAS 123(R), the fiscal 2007 grant date fair value for the restricted stock awards for each named executive officer was calculated by multiplying the number of shares granted by the closing price of Cabot’s common stock on the May 29, 2007 grant date and subtracting the amount paid by each named executive officer for his restricted stock award. The actual value realizable by the named executive officer with respect to a grant of restricted stock depends on the market value of the shares when the officer sells the shares following vesting. Under the terms of the restricted stock awards, the purchase price is equal to 30% of the closing price of Cabot’s common stock on the date the awards were approved by the Compensation Committee and the following amounts were paid by each named executive officer for the shares of restricted stock shown in the table: Mr. Burnes: $1,186,800; Mr. Mason: $328,440; Mr. Blevi: $186,300; Mr. Brady: $372,600; and Mr. Cordeiro: $372,600.

If employment with Cabot terminates for any reason other than death or disability before the shares vest, we have the right to reacquire the shares of unvested restricted stock at the lower of (i) the participant’s original purchase price or (ii) the fair market value of the stock on the termination date. In addition, the Compensation Committee has discretion to accelerate the vesting of any shares of restricted stock for any participant.

Dividends are paid on shares of restricted stock when, and if, declared by our Board of Directors at the same rate as paid to all shareholders.

Outstanding Equity Awards at Fiscal Year-End Table

The following table shows information regarding unexercised options and unvested restricted stock held by our named executive officers as of our fiscal year-end, September 30, 2007.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Approval Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
K. F. Burnes	—		—		—	—	5/12/2005	(2)	110,000	$2,966,700
	—		—		—	—	5/11/2006	(2)	110,000	$2,745,600
	—		—		—	—	5/10/2007	(2)	86,000	$1,868,780
J. P. Mason	—		15,000	(1)	$35.23	5/11/2011	1/12/2006	(3)	3,334	$118,457
	—		—		—	—	5/11/2006	(2)	22,500	$561,600
	—		—		—	—	5/10/2007	(2)	23,800	$517,174
D. L. Blevi	40,000	(1)	—		$33.40	5/13/2009	—		—	—
	—		40,000	(1)	$28.52	5/12/2010	5/11/2006	(2)	9,000	$224,640
	—		18,000	(1)	$35.23	5/11/2011	5/10/2007	(2)	13,500	$293,355
W. J. Brady	—		—		—	—	5/12/2005	(2)	40,000	$1,078,800
	—		—		—	—	5/11/2006	(2)	35,000	$873,600
	—		—		—	—	5/10/2007	(2)	27,000	$586,710
E. E. Cordeiro	—		—		—	—	5/12/2005	(2)	35,000	$943,950
	—		—		—	—	5/11/2006	(2)	35,000	$873,600
	—		—		—	—	5/10/2007	(2)	27,000	$586,710

(1)	Mr. Mason’s stock options become exercisable in full on May 11, 2009, assuming continued employment with Cabot. Mr. Blevi’s exercisable options became exercisable in full on May 14, 2007. Of Mr. Blevi’s unexercisable options, 40,000 options become exercisable in full on May 12, 2008 and 18,000 become exercisable in full on May 11, 2009, in each case assuming continued employment with Cabot.

(2)	These shares vest on the third anniversary of the date the award was approved by Cabot’s Compensation Committee.

(3)	These shares were granted to Mr. Mason in connection with his offer of employment and vest on May 26, 2008.

(4)	The market value was calculated by multiplying the closing price of Cabot common stock on September 28, 2007 ($35.53) by the number of shares of unvested restricted stock and subtracting the amount paid by each executive officer for his restricted stock.

Option Exercises and Stock Vested Table

The following table shows for each named executive officer the stock options that were exercised and the restricted stock awards that vested during fiscal 2007. The value realized under the “option awards” column is the difference between the closing price of our common stock on the exercise date and the exercise price, multiplied by the number of shares acquired on exercise. The value realized under the “stock awards” columns is the product of the number of shares vested and the closing price of our common stock on the vesting date, less the amount paid by the named executive to purchase the restricted stock.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
K. F. Burnes	—	—	140,000	$4,995,200
J. P. Mason	—	—	—	—
D. L. Blevi	40,000	$637,200	—	—
W. J. Brady	50,000	$765,000	60,000	$2,140,800
E. E. Cordeiro	—	—	40,000	$1,427,200

Pension Benefits

The following narrative and tables provide information on the defined benefit retirement plans in which the named executive officers participate. The named executive officers domiciled in the U.S. participate in the Cash Balance Plan and Supplemental Cash Balance Plan. Mr. Blevi participates in the Belgium Pension Plan.

Cash Balance Plan

We maintain a funded, tax-qualified defined benefit plan for U.S.-based employees, the Cash Balance Plan. The Cash Balance Plan is a hybrid pension plan in which participants accrue benefits in the form of account balances, with a guaranteed rate of return and defined notional contributions (“pay-based credits”). For each year, beginning with the plan year commencing October 1, 1988, we provide participants with annual pay-based credits of 3% of eligible compensation during the first five years of service, 3.5% for the next five years and 4% after ten years of service, plus additional credits of 2% of earnings in excess of the Social Security Wage Base. Eligible compensation under the Cash Balance Plan includes salary and bonus (bonus is shown in the Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation”).

All balances in the accounts of participants are credited with interest at the one-year U.S. Treasury bill rate determined as of November of the previous year until the participants begin receiving benefit payments. For calendar year 2007, the interest rate was 5.01%. At retirement at any age or other termination of employment, participants eligible for benefits may receive their vested account balance in a lump sum payment or in a monthly pension having equivalent actuarial value. Benefits for service through September 30, 1988 are based on the plan formula then in effect, and have been provided for through the purchase of a group annuity contract issued by an insurance company.

Prior to January 1, 2008, participants were 20% vested in Cabot’s contributions to their accounts after two years of employment with Cabot, 40% vested after three years, 60% vested after four years and 100% vested after five years.

Beginning January 1, 2008, all participants who were employees before that date who are not 100% vested in their accrued account balances will be 20% vested in Cabot’s contributions to their accounts after two years of employment with Cabot and 100% vested after three years, and all participants whose employment with Cabot begins on or after January 1, 2008 will be 100% vested in Cabot’s contributions to their accounts after three years of employment with Cabot.

All of the named executive officers, except for Mr. Mason, are fully vested in their accrued account balances under the Cash Balance Plan. Upon retirement from Cabot at age 65, upon termination of employment by reason of death or disability, or upon a change in control of Cabot, any unvested account balance will immediately vest.

Supplemental Cash Balance Plan

Cabot also maintains a Supplemental Cash Balance Plan, an unfunded, non-qualified plan created to provide benefits to executive officers and other Cabot employees in circumstances where maximum limits established under the Internal Revenue Code prevent participants from receiving some of the benefits provided under the Cash Balance Plan. The Internal Revenue Code limits the amount of compensation that can be used to annually accrue benefits under the tax-qualified Cash Balance Plan. The Supplemental Cash Balance Plan is intended to provide eligible employees the same benefits that they would earn under the Cash Balance Plan if this compensation limit did not apply.

The material terms and conditions of the Supplemental Cash Balance Plan are the same as those of the Cash Balance Plan except that benefits otherwise payable from the Supplemental Cash Balance Plan will be forfeited if a participant’s employment is terminated for cause (which for this purpose under the plan means the participant acted in a way that Cabot’s Benefits Committee determines to be negligence or misconduct in performing his job).

Under the plan’s terms, Mr. Burnes accrues an additional benefit in addition to the regular Supplemental Cash Balance Plan benefit that is equal to the total benefits he would have accrued under the Cash Balance Plan if the maximum limits established under the Internal Revenue Code were not applicable, with the result that he in total accrues two times the benefit. The amount set forth in the table below in the column entitled “Present Value of Accumulated Benefit” includes this additional benefit.

Belgium Pension Plan

Mr. Blevi is a participant in the Pension Plan & Life Insurance Plan, a defined benefit plan for managers of Cabot’s Belgian subsidiary, Specialty Chemicals Coordination Center S.A. (“Belgium Pension Plan”). Upon retirement, participants under the Belgium Pension Plan are entitled to receive a benefit calculated on the basis of 1.20 times the participant’s annual salary limited by a fixed ceiling, plus six times the portion of the participant’s annual salary that exceeds the fixed ceiling, the result of which is then multiplied by the ratio between the participant’s length of service and 40 years. The fixed ceiling is determined annually. In the event of the death of the participant before retirement, benefits in an amount equal to twice the participant’s annual salary are payable. In either case, benefits may be received in a lump-sum or as a monthly pension having equivalent actuarial value. The benefits provided under the Belgium Pension Plan are provided through a group insurance contract that is managed individually for each participant, 100% of the cost of which is borne by Cabot.

Pension Benefits Table

The following table shows the actuarial present value of each named executive officer’s accumulated benefits under the pension plans in which they participate as of June 30, 2007, which is the pension plan measurement date used for financial statement reporting purposes for our fiscal 2007 financial statements.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit($)(2)(3)
K. F. Burnes	Cash Balance Plan	19	$593,092
	Supplemental Cash Balance Plan	19	$1,660,924

J. P. Mason	Cash Balance Plan	1	$12,323
	Supplemental Cash Balance Plan	1	$9,956

D.L. Blevi	Pension Plan & Life Insurance Plan	30	$1,066,352

W. J. Brady	Cash Balance Plan	21	$138,212
	Supplemental Cash Balance Plan	21	$89,746

E. E. Cordeiro	Cash Balance Plan	8	$51,378
	Supplemental Cash Balance Plan	8	$29,840

(1)	Credited service represents total completed years of service with us at June 30, 2007.

(2)	The following assumptions were used in the calculations:

	Cash Balance Plan/ Supplemental Cash Balance Plan	Pension Plan & Life Insurance Plan
Measurement Date	6/30/2007	6/30/2007
Discount Rate (for present value calculation)	6.00%	5.00%
Form of benefit	Lump sum	Lump sum
Retirement Date	Age 65	Age 60

(3)	The amount reported for Mr. Blevi has been converted from Euros into U.S. dollars at the rate of 1 Euro = 1.41 dollars, the currency exchange rate at September 28, 2007.

Nonqualified Deferred Compensation

Deferred Compensation Plan

We maintain a non-qualified deferred compensation plan that permits certain key employees in the U.S. to voluntarily defer compensation in any year up to 50% of their base salary and up to 100% of short-term incentive and sales incentive bonuses. All of our U.S.-based named executive officers are eligible to participate in the deferred compensation plan. Mr. Mason, Mr. Brady and Mr. Cordeiro participated in the plan in fiscal 2007.

In any year, the deferred amounts are credited with interest at a rate equal to the Moody’s Corporate Bond Rate for the month of November prior to the beginning of the applicable calendar year. This earnings measure has been specified by the plan administrator. Deferred amounts are credited to a participant’s account on the first day of the applicable calendar year and notional interest is applied as if the participant had earned the deferred amount on the first day of the calendar year rather than over the course of the year. Earnings are compounded annually. The Moody’s rate under the plan for calendar year 2007 was 5.78%.

Participants in the deferred compensation plan can elect to defer receipt of their eligible compensation for a period of at least three years (“fixed period election”) or until they cease to be employees of Cabot (“separation election”). Amounts distributable under a fixed period election are generally paid in a lump sum no later than January 31st of the year specified in a fixed period election. For a separation election, participants may elect to receive deferred amounts either in the form of lump sum or, if a participant’s account balance is at least $50,000, installments over a period of five, ten or fifteen years. Lump sum payments made upon separation of service will be paid no later than 60 days following separation of service, except for amounts deferred after January 1, 2005, which cannot be paid until six months following separation from service in order to comply with Section 409A of the Internal Revenue Code. The deferred compensation plan allows participants to apply in writing for an extraordinary distribution if they suffer an “unforeseeable emergency” within the meaning of Section 409A of the Internal Revenue Code.

Retirement Savings Plan and Supplemental Retirement Savings Plan

The Supplemental Retirement Savings Plan is an unfunded, non-qualified defined contribution plan under which we provide contributions to executive officers and certain other employees in the U.S. that cannot be made in the Retirement Savings Plan, a tax qualified defined contribution plan, due to limitations imposed by the Internal Revenue Code.

All of our employees in the U.S. participate in the Retirement Savings Plan though the terms vary for employees covered by a collective bargaining agreement. The Retirement Savings Plan contains a 401(k) portion under which Cabot makes a matching contribution of 75% of a participant’s contribution on up to 7.5% of the participant’s eligible compensation, making the maximum matching contribution an amount equal to 5.625% of a participant’s eligible compensation. This matching contribution is in the form of Cabot stock. The Retirement Savings Plan also contains an employee stock ownership plan (“ESOP”), which is 100% funded by Cabot. Under the ESOP, participants receive contributions in the form of Cabot stock each quarter based on a pre-determined formula. We have established a minimum and maximum contribution percentage of total eligible pay of 4% and 8%, respectively. The actual amount of the contribution in any given quarter varies, depending primarily on our stock price. Eligible compensation includes base salary and cash bonuses. Contributions to the Supplemental Retirement Savings Plan are at the same percentage of pay that would have been made to the Retirement Savings Plan were it not for the limitations imposed by the Internal Revenue Code. Amounts credited to the Supplemental Retirement Savings Plan are treated as if invested in Cabot common stock.

Under both the Retirement Savings Plan and Supplemental Retirement Savings Plan, participants are 20% vested in Cabot’s contributions to their accounts after two years of employment with Cabot, 40% vested after three years, 60% vested after four years and 100% vested after five years. Under both plans, unvested account balances will immediately vest upon retirement from Cabot at age 65 or if a participant’s employment ends by reason of disability or death. Under the Retirement Savings Plan, if a participant’s employment ends for any other reason, the participant will receive the vested portion of Cabot’s contributions to his or her account. Under the Supplemental Retirement Savings Plan, however, benefits otherwise payable are forfeited if the participant’s employment is involuntarily terminated for cause (which for this purpose under the plan means the participant acted in a way that Cabot’s Benefits Committee determines to be negligence or misconduct in performing his job).

Under the Supplemental Retirement Savings Plan, participants may elect to receive distributions in a lump sum payment after separation from service or in installments over a period of five, ten or fifteen years beginning after separation from service. All distributions are made with shares of Cabot stock under the Supplemental Retirement Savings Plan.

Under the terms of the plan, Mr. Burnes accrues an additional benefit under the ESOP portion of the Supplemental Retirement Savings Plan equal to the total benefit he would have accrued in any year under that portion of the Retirement Savings Plan if the maximum limits established under the Internal Revenue Code were not applicable, with the result that he in total accrues two times the benefit.

Nonqualified Deferred Compensation Table

The following table provides information with respect to the Supplemental Retirement Savings Plan for Mr. Burnes, Mr. Mason, Mr. Brady and Mr. Cordeiro and with respect to the deferred compensation plan for Mr. Mason, Mr. Brady and Mr. Cordeiro. Mr. Blevi is a resident of Belgium and does not participate in either of these plans. He instead participates in the programs that we sponsor in that country, which do not include these types of benefits.

Name	Executive Contribution in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Balance at Last FYE ($)(4)
K. F. Burnes
Supplemental RSP	—	$362,631	$(262,527)	$4,862,954

J. M. Mason
Deferred Compensation Plan	$9,231	—	$1,136	$20,865
Supplemental RSP	—	$43,562	$(10,513)	$33,565

W. J. Brady
Deferred Compensation Plan	$75,000	—	$52,409	$962,938
Supplemental RSP	—	$31,527	$(16,668)	$330,407

E. E. Cordeiro
Deferred Compensation Plan	$112,500	—	$21,206	$386,881
Supplemental RSP	—	$27,214	$(8,366)	$91,065

(1)	For Mr. Mason’s contribution, $3,231 represents salary that has been reported in the “Salary” column in the Summary Compensation Table in this proxy statement; and $6,000 represents the deferral of 4% of bonus earned with respect to fiscal 2006. For Mr. Brady’s contribution, $35,000 represents salary that has been reported in the Summary Compensation Table in this proxy statement; and $40,000 represents the deferral of 40% of bonus earned with respect of fiscal 2006. The amount contributed by Mr. Cordeiro represents the deferral of 75% of bonus earned with respect to fiscal 2006. The fiscal 2006 bonuses were paid early in fiscal 2007 and reported in the “Bonus” column of the Summary Compensation Table in our proxy statement for fiscal 2006.

(2)	These amounts represent Cabot contributions accrued under the Supplemental Retirement Savings Plan and are reported in the Summary Compensation Table in this proxy statement under the heading “All Other Compensation.” No company contributions are provided to the named executive officers under the deferred compensation plan.

(3)	For the deferred compensation plan, earnings represent the value credited based on the Moody’s interest rate for the year. For the Supplemental Retirement Savings Plan, earnings represent the value of dividends earned and investment gains or losses as if the amounts had been invested in Cabot common stock. For fiscal 2007, the earnings in the Supplemental Retirement Savings Plan were negative based on the performance of Cabot common stock for the period.

(4)	This column includes the deferred salary amounts described in footnote 1 above and the Company contributions under the Supplemental Retirement Savings Plan described in footnote 2 above each as reported in the Summary Compensation Table in this proxy statement.

Potential Payments Upon Termination or Change-in-Control

Our named executive officers are eligible to receive certain benefits if their employment is terminated, including following a change-in-control. This section describes various termination of employment scenarios and the payments and benefits payable under those scenarios. A table quantifying the estimated payments and benefits follows this narrative description on page 46.

Termination of Employment Following a Change-in-Control.

The named executive officers are participants in the Senior Management Severance Protection Plan (“Severance Plan”). The participants in the Severance Plan are determined by the Compensation Committee and as of the date of this proxy statement include twenty-five of our senior managers. The Severance Plan is intended to provide continuity of management in the event of a change in control and was not adopted in response to any particular takeover threat.

Under the Severance Plan, a participant whose employment with Cabot terminates within two years following a change in control (for any reason other than cause, disability, death, or a termination initiated by the participant without good reason) is entitled to the following severance benefits:

•

Lump sum payment equal to one times the participant’s base salary plus bonus. Base salary is calculated at the greater of the rate in effect (i) immediately before the change in control or (ii) as of the officer’s employment termination date. The bonus is calculated at the greater of (i) the officer’s target annual incentive bonus for the fiscal year in which the change in control occurs or the fiscal year in which the officer’s employment is terminated, whichever is greater or (ii) the highest annual incentive bonus amount paid or payable to the participant for any of the three fiscal years preceding the fiscal year in which the change in control occurs.

•	Pro-rated bonus with respect to the fiscal year in which the termination occurs.

•

Continued health and welfare benefits for a period of one year (i.e., medical, dental and prescription drug benefits; long-term disability coverage; and life insurance and other death benefits coverage).

•	Outplacement services in an amount up to 15% of the participant’s salary.

Participants in the Severance Plan are also entitled to a gross-up payment if any payment or benefit made to the participant will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Code”). The gross-up payment will be in an amount sufficient to make them whole for all taxes (including withholding taxes) and any associated interest and penalties imposed as a result of Section 4999 of the Code.

If a participant is entitled to severance benefits of the type provided under the Severance Plan under any other plan or program provided by Cabot or its affiliates, or pursuant to any agreement with Cabot or its affiliates, or by law, the provision of the other benefits counts toward our obligation to provide the benefits under the Severance Plan so that the benefits are not duplicative.

The following are considered to be changes in control under the Severance Plan: a third party’s acquisition of 35% or more of our common stock; a change in the majority of our Board of Directors during any period of two consecutive years or less; the completion of certain reorganizations, mergers, or consolidation transactions involving Cabot; a sale or other disposition of all or substantially all of our assets; or a complete liquidation or dissolution of Cabot.

A Severance Plan participant is not entitled to payments if the participant’s employment is involuntarily terminated for cause or if he or she terminates his or her employment voluntarily without good reason.

•

Termination by Cabot is for cause if it is for any of the following reasons: (i) the participant’s willful and continued refusal to perform his or her job at Cabot after a written demand is submitted to the participant by Cabot’s Board of Directors or (ii) the participant’s willfully acting in a way that is demonstrably and materially injurious to Cabot, monetarily or otherwise.

•

A termination initiated by the participant is for good reason if it results from: (i) an adverse change, in the participant’s reasonable judgment, in the participant’s status, title, position, responsibilities, or reporting relationship; (ii) a reduction in his or her then-current base salary; (iii) relocation of Cabot’s offices where the participant is employed by more than twenty-five miles; (iv) failure by Cabot to pay any portion of his or her current compensation; (v) a material reduction in his or her benefits from the benefit levels in effect immediately before the change in control or (vi) Cabot’s failure to continue in effect on substantially similar terms any material compensation or benefit plan in which he or she participated immediately before the change in control.

Change-in-Control Not Involving a Termination of Employment

Under the terms of our equity incentive plans, unvested restricted stock and stock options held by a participant in those plans (including the named executive officers) would immediately vest upon a change in control of Cabot. The triggering events for a change in control under these incentive plans are substantially the same as the events under the Severance Plan described above, except that a change in control under the equity incentive plans will occur upon the acquisition of 25% of Cabot’s stock by a third party rather than 35%.

Termination of Employment Upon Disability or Death

For Cabot’s full-time employees based in the U.S., including the U.S.-based named executive officers, termination of employment upon disability is determined under the terms of Cabot’s long term disability plan and occurs one year following the date of disability. A U.S.-based employee who becomes disabled would receive (i) benefits under our long term disability plan, (ii) continued participation in our medical, dental, and life insurance plans in accordance with the terms of those plans if the employee has completed ten years of service; (iii) 100% vesting in the applicable retirement plans and (iv) continued accruals in the retirement plans in accordance with the terms of those plans if the employee has completed five years of service. We have not included a value for these benefits in the table on page 46 because they do not discriminate in scope, terms or operation in favor of our executive officers compared to the benefits offered to all salaried employees.

Under the terms of Cabot’s equity incentive plans, if any participant (including a named executive officer) ceases to be an employee because of disability or death, his or her unvested stock options and restricted stock would immediately vest. The table on page 46 includes a value for the accelerated vesting of the named executive officer’s equity awards upon a termination of employment for death or disability.

We provide the named executive officers, other than Mr. Blevi, with a death benefit under our Death Benefit Protection Plan equal to three times their base salary and payable to their beneficiary at the time of their death.

Termination of Employment Upon Retirement

Upon retirement, participants (including the named executive officers) are entitled to receive benefits payable under our Cash Balance Plan and Supplemental Cash Balance Plan and a distribution of balances under our Retirement Savings Plan and Supplemental Retirement Savings Plan. In the table below, we have only included the value of pension benefits that were not included in the values disclosed in the Pension Benefits Table on page 40. We have not included the value of benefits under the Retirement Savings Plan because the plan does not discriminate in scope, terms or operation in favor of our executive officers compared to the benefits offered to all salaried employees. The values of the benefits under the Supplemental Retirement Savings Plan and the Deferred Compensation Plan are set forth in the Nonqualified Deferred Compensation Table on page 42.

Under our current arrangements, a named executive officer would also be entitled to welfare benefits provided to all U.S. retirees, including retiree medical and life insurance. These retiree welfare benefits are not included in the table below because they do not discriminate in scope, terms or operation in favor of our executive officers compared to the benefits offered to all salaried employees.

Under the terms of Cabot’s 1999 Equity Incentive Plan, if a participant (including a named executive officer) retires with “company consent,” his or her unvested stock awards immediately vest. Under the plan,

“company consent” is considered to have occurred if the participant (i) has reached the age of 60 with a minimum of 15 years of service with Cabot, (ii) agrees to enter into a non-compete, non-solicitation and confidentiality agreement for a period of two years following retirement; and (iii) has not been dismissed for cause. The only stock awards outstanding under the 1999 Equity Incentive Plan are the ones granted on May 12, 2005 (see “Outstanding Equity Awards at Fiscal Year-End Table” on page 37). Under the terms of our 2006 Long-Term Incentive Plan, there is no automatic accelerated vesting of stock awards upon retirement. Mr. Burnes is the only named executive officer eligible to retire with company consent as defined in the 1999 Equity Incentive Plan and the table on page 46 includes a value for the accelerated vesting of his equity awards granted on May 12, 2005.

Termination for Cause

As described above, a named executive officer will not receive a severance payment under our Severance Plan if his employment is terminated for cause. He also will not receive benefits under the terms of our Supplemental Retirement Savings Plan or Supplemental Cash Balance Plan.

Rights Afforded Mr. Blevi under Belgian Law

By virtue of his employment with Cabot, Mr. Blevi is entitled to certain rights and protections provided to employees by law in Belgium. The particular rights and protections provided to Mr. Blevi are the same as those provided to all of Cabot’s employees in Belgium. Included in these protections is a notice period or severance indemnity that would be due to Mr. Blevi if we terminated his employment for any reason other than cause prior to his natural retirement date. The notice period or severance indemnity is based on a formula that, based on his current annual compensation, would provide Mr. Blevi with an estimated minimum severance indemnity equal to 21 months of his current annual cash compensation, plus 35% on such amount to be paid directly by Cabot to the local social security organization. We have not included a value for this severance indemnity because the benefit is available generally to all salaried employees in Belgium.

Potential Payments Upon Termination or Change-in-Control Table

The following table and footnotes present potential payments to each named executive officer under various circumstances as if the officer’s employment had been terminated on September 28, 2007, the last business day of our fiscal 2007.

	Severance Pay(1)	Accelerated Unvested Equity(2)	Pension Plan Benefits not reported in Pension Plan Table(3)	Benefits and Perquisites(4)	Total
K.F. Burnes
Death	—	$7,581,080	$150,308	$2,550,000	$10,281,388
Disability	—	$7,581,080	$150,308	—	$7,731,388
Retirement/Voluntary Termination/Involuntary termination (without cause)	—	$2,966,700	$150,308	—	$3,117,008
Involuntary termination (for cause)	—	—	$48,019	—	$48,019
Termination if Change-in-Control	$2,050,000	$7,581,080	$150,308	$137,402	$9,918,790

J.P. Mason
Death	—	$1,201,731	$10,508	$1,080,000	$2,292,239
Disability	—	$1,201,731	$10,508	—	$1,212,239
Retirement/Voluntary Termination/Involuntary termination (without cause)	—	—	—	—	—
Involuntary termination (for cause)	—	—	—	—	—
Termination if Change-in-Control	$685,000	$1,201,731	$10,508	$68,311	$1,965,550

W.J. Brady
Death	—	$2,539,110	$104,549	$1,050,000	$3,693,659
Disability	—	$2,539,110	$104,549	—	$2,643,659
Retirement/Voluntary Termination/Involuntary termination (without cause)	—	—	$104,549	—	$104,549
Involuntary termination (for cause)	—	—	$64,010	—	$64,010
Termination if Change-in-Control	$700,000	$2,539,110	$104,549	$66,811	$3,410,470

D.L. Blevi
Death	—	$803,795	—	—	$803,795
Disability	—	$803,795	—	—	$803,795
Retirement/Voluntary Termination/Involuntary termination (without cause)	—	—	—	—	—
Involuntary termination (for cause)	—	—	—	—	—
Termination if Change-in-Control	$766,329	$803,795	—	$63,949	$1,634,073

E.E. Cordeiro
Death	—	$2,404,260	$53,108	$900,000	$3,357,368
Disability	—	$2,404,260	$53,108	—	$2,457,368
Retirement/Voluntary Termination/Involuntary termination (without cause)	—	—	$53,108	—	$53,108
Involuntary termination (for cause)	—	—	$34,937	—	$34,937
Termination if Change-in-Control	$550,000	$2,404,260	$53,108	$59,311	$3,066,679

(1)	Severance pay is equal to one times base pay and the highest bonus in the prior three-year period. No gross-up payment would be due to any of the named executive officers given the circumstances existing on the assumed termination date of September 28, 2007.

(2)	For Mr. Brady, Mr. Burnes and Mr. Cordeiro, the amounts for accelerated unvested equity include the value of unvested restricted stock. For Mr. Blevi and Mr. Mason, the amounts include the value of unvested restricted stock and options. The value of unvested restricted stock was calculated by multiplying the closing market price of our common stock on September 28, 2007 ($35.53) times the number of shares of unvested stock and subtracting the amount paid by the named executive officer for the shares (30% of the closing market price on the date the grant was approved by Cabot’s Compensation Committee). The value of unvested options was calculated by multiplying the closing market price of our common stock on September 28, 2007 times the number of shares issuable upon exercise of unvested options and subtracting the exercise price of the options.

(3)	For all terminations other than for cause, the amounts in this column represent the amounts that would be payable under the Cash Balance Plan and Supplemental Cash Balance Plan as of September 30, 2007 in a lump sum that are in addition to the amounts previously reported in the Pension Benefits Table. These amounts are not included in the Pension Benefits Table because the assumptions required to calculate the actuarial present value of the benefits for purposes of the Pension Benefits Table are different from the assumptions required to calculate the actual plan benefits. In the case of Mr. Burnes, this amount also includes the lump sum present value of an annuity purchased from Prudential to cover the benefit accrued prior to September 30, 1988. No benefits are payable under the Supplemental Cash Balance Plan if a participant’s employment is terminated for cause.

(4)	Continued perquisites and benefits include only those benefits provided to executive employees that are not provided to all employees generally. The amount reported in the event of death represents an amount equal to three times base salary, $50,000 of which is paid by our insurer and the balance of which is payable by Cabot in a lump sum to the named executive officer’s designated beneficiary under our Death Benefit Protection Plan. The amount reported in the event of a change in control represents the cost to Cabot of continued health and welfare benefits and outplacement services for a period of one year under the Severance Plan. Mr. Burnes is eligible for post retirement medical and life insurance benefits upon his retirement from Cabot, a benefit available to other employees who meet the eligibility criteria, and therefore this benefit is not included in the table.

BENEFICIAL STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PERSONS OWNING MORE THAN FIVE PERCENT OF COMMON STOCK

The following table shows the amount of Cabot common stock beneficially owned as of January 1, 2008 (unless otherwise indicated) by each person known by Cabot to own beneficially more than 5% of our outstanding common stock, by each director of Cabot, by each of our named executive officers and by all directors, nominees for director and executive officers of Cabot as a group. Unless otherwise indicated, each person has sole investment and voting power over the securities listed in the table.

Name	Total Number of Shares(1)		Percent of Class(2)
Holders of More than Five Percent of Common Stock
State Street Bank and Trust Company, acting in various fiduciary capacities	6,079,847	(3)	9.32%
225 Franklin Street
Boston, MA

SPO Advisory Corp.	9,828,700	(4)	15.07%
591 Redwood Highway, Suite 3215
Mill Valley, CA

S.A.C. Capital Associates, LLC	4,403,748	(5)	6.75%
P.O. Box 58, Victoria House
The Valley, Anguilla, British West Indies

Directors and Executive Officers
Dirk L. Blevi	105,417	(6)	*
William J. Brady	136,540		*
Kennett F. Burnes	861,971		1.32%
John S. Clarkeson	18,000	(7)	*
Eduardo E. Cordeiro	108,212		*
Juan Enriquez-Cabot	7,100	(8)	*
Arthur L. Goldstein	20,000		*
Gautam S. Kaji	10,000		*
Roderick C.G. MacLeod	53,100		*
Jonathan P. Mason	51,308		*
Henry F. McCance	5,000	(9)	*
John F. O’Brien	28,600		*
Patrick M. Prevost	90,000		*
Ronaldo H. Schmitz	11,000	(10)	*
Lydia W. Thomas	21,400		*
Mark S. Wrighton	19,600		*
Shengman Zhang	3,750	(11)	*
Directors and executive officers as a group (19 persons)	1,677,940	(12)	2.57%

*	Less than one percent.

(1)	For Cabot’s executive officers, other than Mr. Blevi and Mr. Prevost, the number includes shares of Cabot common stock held for their benefit by the trustees of Cabot’s Retirement Savings Plan. The shares of common stock allocated to the accounts of Cabot’s executive officers in the Retirement Savings Plan constitute less than 1% of our common stock. Mr. Blevi is not a participant in the Retirement Savings Plan and no shares had been allocated to Mr. Prevost as of January 1, 2008, the date his employment at Cabot commenced.

(2)	The calculation of percentage of ownership of each listed beneficial owner is based on 65,206,047 shares of Cabot common stock, which represents the number of shares outstanding on January 1, 2008.

(3)	Based on a Schedule 13G filed with the SEC on February 13, 2007 by State Street Bank and Trust Company, acting in various fiduciary capacities (“State Street”), and includes 998,551 shares with respect to which State Street has sole voting power and 5,081,296 shares with respect to which it has shared voting power. State Street reported that it has shared dispositive power with respect to all of the 6,079,847 shares. The 5,081,296 shares with respect to which State Street shares both voting and dispositive power represented the shares of common stock issuable upon conversion of the convertible preferred stock held by State Street as trustee of the convertible preferred stock portion of the Cabot Retirement Savings Plan, all of which shares of preferred stock have since been converted to shares of common stock. State Street has disclaimed beneficial ownership of the shares covered by its Schedule 13G/A.

(4)	Based on a Schedule 13D/A filed with the SEC on January 4, 2008 by SPO Advisory Corp. on behalf of itself and SPO Partners II, L.P. (“SPO”), SPO Advisory Partners, L.P. (“SPO Advisory Partners”), San Francisco Partners II, L.P. (“SFP”), SF Advisory Partners, L.P. (“SF Advisory Partners”), John H. Scully (“JHS”), William E. Oberndorf (“WEO”), William J. Patterson (“WJP”), the William and Susan Oberndorf Trust dated October 19, 1998 (the “Oberndorf Trust”), Oberndorf Family Partners (“OFP”), the Elizabeth R. & William J. Patterson Foundation, Ian R. McGuire and Betty Jane Weimer.

The Schedule 13D/A reports that (1) SPO has sole voting and dispositive power with respect to 9,413,100 shares; (2) SPO Advisory Partners has sole voting and dispositive power with respect to 9,413,100 shares solely in its capacity as the sole general partner of SPO; (3) SFP has sole voting and dispositive power with respect to 415,600 shares; (4) SF Advisory Partners has sole voting and dispostive power with respect to 415,600 shares solely in its capacity as the sole general partner of SFP; (5) SPO Advisory Corp. has (i) sole voting power and sole dispositive power with respect to 9,413,100 shares solely in its capacity as the sole general partner of SPO Advisory Partners and (ii) sole voting power and sole dispositive power with respect to 415,600 shares solely in its capacity as the sole general partner of SF Advisory Partners; (6) JHS may be deemed to have shared voting and dispositive power with respect to 9,828,700 shares solely in his capacity as one of three controlling persons of SPO Advisory Corp.; and (7) WJP may be deemed to have shared voting and dispositive power with respect to 9,843,900 shares, of which 9,828,700 shares may be deemed to be beneficially owned by WJP solely in his capacity as one of three controlling persons of SPO Advisory Corp and 15,200 shares may be deemed to be beneficially owned by WJP solely in his capacity as a controlling person, director and executive officer of the Elizabeth R. & William J. Patterson Foundation.

The Schedule 13D/A reports that WEO has shared voting and shared dispositive power with respect to 10,162,350 shares. Of these shares, 9,828,700 may be deemed to be beneficially owned by WEO solely in his capacity of one of the three controlling persons of SPO Advisory Corp.; and 333,650 shares may be deemed to be beneficially owned by WEO solely in his capacity as trustee of the Oberndorf Trust. The Schedule 13D/A reports that WEO has sole voting and dispositive power with respect to 219,000 shares. Of these shares, 109,000 shares are held in a retirement account that is self-directed; 100,000 shares may be deemed to be beneficially owned by WEO solely in his capacity as the sole general partner of OFP; and 10,000 shares are owned by WEO solely in his capacity as trustee for the account of his children.

(5)	Based on a Schedule 13G filed with the SEC on February 14, 2007 on behalf of S.A.C. Capital Advisors, LLC; S.A.C. Capital Associates, LLC; S.A.C. Capital Management, LLC; and Steven A. Cohen. The Schedule 13G reports that the four reporting persons have shared voting and shared dispositive power with respect to the 4,403,748 shares. The Schedule 13G further reports that S.A.C. Capital Advisors, S.A.C. Capital Management and Mr. Cohen own directly no shares of Cabot stock and disclaim any beneficial ownership. Pursuant to investment agreements, each of S.A.C. Capital Advisors and S.A.C. Capital Management share all voting and investment power with respect to the securities held by S.A.C. Capital Associates. Mr. Cohen controls each of S.A.C. Capital Advisors and S.A.C. Capital Management.

(6)	Includes 40,000 shares of common stock that Mr. Blevi has the right to acquire within 60 days of January 1, 2008 upon the exercise of stock options.

(7)	Includes 7,000 shares the receipt of which Mr. Clarkeson has deferred under applicable Cabot deferred compensation plans. Mr. Clarkeson has shared voting and investment power for 2,000 shares of the stock.

(8)	Includes 5,000 shares the receipt of which Mr. Enriquez-Cabot has deferred under applicable Cabot deferred compensation plans. Mr. Enriquez-Cabot has shared investment power for 2,100 of the shares.

(9)	Mr. McCance has deferred receipt of these shares under applicable Cabot deferred compensation plans.

(10)	Includes 7,000 shares the receipt of which Dr. Schmitz has deferred under applicable Cabot deferred compensation plans.

(11)	Mr. Zhang has deferred receipt of these shares under applicable Cabot deferred compensation plans.

(12)	Shares of our common stock shown as being beneficially owned by directors and executive officers as a group includes 80,997 shares of common stock held by trustees for Cabot’s Retirement Savings Plan for the benefit of Cabot’s executive officers.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee of the Board of Directors is comprised of six non-employee directors. The Board has determined that all of the members of the Audit Committee satisfy the requirements of the NYSE as to independence and financial literacy. The Board has determined that Mr. Goldstein, Mr. Kaji, Mr. MacLeod, Mr. O’Brien and Dr. Thomas are audit committee financial experts as defined by SEC rules. The responsibilities of the Audit Committee are set forth in its written charter and described above under the heading “The Board of Directors and its Committees — Audit Committee.” One of the Committee’s primary responsibilities is to assist the Board in its oversight of the integrity of Cabot’s financial statements. The following report summarizes certain of the Committee’s activities in this regard during fiscal year 2007.

Review of Audited Financial Statements with Management

The Audit Committee reviewed and discussed with management Cabot’s audited consolidated financial statements for the year ended September 30, 2007.

Review of Financial Statements and Other Matters with Independent Accountant

The Audit Committee discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. The Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and discussed with that firm its independence from Cabot.

Recommendation that Financial Statements be Included in Annual Report

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Cabot’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007 for filing with the SEC.

John F. O’Brien (Chair)

Juan Enriquez-Cabot

Arthur L. Goldstein

Gautam S. Kaji

Roderick C.G. MacLeod

Lydia W. Thomas

Audit Fees

Deloitte & Touche LLP was Cabot’s independent public accountant for fiscal 2007 and PricewaterhouseCoopers LLP served this role for fiscal 2006. Fees for professional services rendered by Deloitte & Touche LLP for fiscal 2007 and by PricewaterhouseCoopers LLP for fiscal 2006 were as follows:

Services Rendered	Fiscal 2007	Fiscal 2006
Audit Fees	$4,665,314	$6,402,100
Audit-Related Fees	$246,500	$173,100
Tax Fees	$292,876	$0
All Other Fees	$0	$0

The audit services include professional services for the audit of Cabot’s consolidated financial statements included in the Annual Report on Form 10-K (including audit and attestation of management’s evaluation of internal control over financial reporting) and review of financial statements included in Cabot’s Quarterly Reports on Form 10-Q, consultations regarding on-going financial accounting matters, and services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.

The audit-related services for each of fiscal 2006 and 2007 consisted primarily of fees for audits of employee pension and other benefit plans and a statutory audit of Cabot’s captive insurance company.

For fiscal 2007, tax services consisted of $254,850 for tax compliance and preparation services and $38,026 for tax advisory services, primarily associated with ongoing tax audits.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy requiring the pre-approval of audit and non-audit services to be provided by Cabot’s independent auditor. The policy identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that the auditor’s independence is not impaired; describes the audit, audit-related, tax and other services that may be provided and the non-audit services that are prohibited; and sets forth pre-approval requirements for all permitted services. In some cases, pre-approval is provided by the full Audit Committee for the applicable fiscal year for a particular category or group of services, subject to an authorized amount. In other cases, the Audit Committee specifically pre-approves services. To ensure compliance with the policy, the Audit Committee requires the independent auditor to report on actual fees charged for each category of services at least quarterly. The Audit Committee has delegated authority to the Chair of the Committee to pre-approve additional services that need to be approved between scheduled Audit Committee meetings, provided that the estimated fee for any such services does not exceed $100,000, and any such pre-approvals must then be communicated to the full Audit Committee.

All of the services described above for fiscal 2007 and 2006 were pre-approved by the Audit Committee or Committee Chair.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Introduction

On December 19, 2006, Cabot’s Audit Committee approved the dismissal of PricewaterhouseCoopers LLP (“PwC”) as Cabot’s independent registered public accounting firm and appointed Deloitte & Touche LLP (“D&T”) for the fiscal year ended September 30, 2007.

The reports of PwC on Cabot’s consolidated financial statements for the fiscal years ended September 30, 2006 and 2005 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principle. During the fiscal years ended September 30, 2006 and 2005, and through December 19, 2006, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in its reports on Cabot’s financial statements for such years.

In addition, no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K, occurred during Cabot’s fiscal years ended September 30, 2006 and 2005, and through December 19, 2006. The Item 4 section of the Company’s Form 10-Q for the quarter ended December 31, 2004 included the following disclosure: “The Company’s Chairman of the Board, President and Chief Executive Officer and its Executive Vice President and Chief Financial Officer concluded that the Company’s disclosure controls and procedures were effective as of December 31, 2004. As part of that evaluation, however, the officers determined the Company had incorrectly applied revenue recognition rules in a specific situation involving one product for one customer. We have addressed this issue and are improving our controls and procedures in this area as part of our preparation for compliance with Section 404 of the Sarbanes-Oxley Act of 2002.” The Company did not consider this to be a material weakness in the design or operation of its internal control over financial reporting. As of March 31, 2005, the Company’s Chairman of the Board, President and Chief Executive Officer and its Executive Vice President and Chief Financial Officer determined that the Company’s disclosure controls and procedures, including those relating to the issue described above, were effective.

During the fiscal years ended September 30, 2006 and 2005, and through December 19, 2006, neither Cabot nor anyone on its behalf consulted with D&T regarding any of the matters described in Item 304(a)(2)(i) and (ii) of Regulation S-K.

The Audit Committee has appointed D&T to serve as Cabot’s independent registered public accountants for its fiscal year ending September 30, 2008. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. However, the Board of Directors is submitting the appointment of D&T to the stockholders for ratification as a matter of good corporate practice. Should the stockholders fail to ratify the appointment of D&T, the Audit Committee may reconsider the appointment and may retain D&T or another accounting firm without resubmitting the matter to stockholders. Even if the stockholders ratify the appointment of D&T, the Audit Committee may select another firm if it determines such selection to be in the best interest of Cabot and its stockholders.

Representatives from D&T are expected to be present at the 2008 Annual Meeting. The representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from Cabot’s stockholders.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal.

Recommendation

The Board of Directors recommends that you vote “FOR” the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as Cabot’s independent registered public accounting firm for fiscal year 2008.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who beneficially own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and to furnish us with copies of the forms they file. Based on our review of filings made with the SEC and representations made by our directors and executive officers, we believe that our directors and executive officers timely filed all reports that were required to be filed under Section 16(a) during the fiscal year ended September 30, 2007.

Future Stockholder Proposals

Any stockholder proposal intended for inclusion in Cabot’s proxy statement for the 2009 Annual Meeting of Stockholders must be received by Cabot at its offices at Two Seaport Lane, Suite 1300, Boston, Massachusetts 02210-2019, by October 1, 2008 and should be sent to the attention of the Corporate Secretary. If a stockholder of the Company intends to present a proposal at the 2009 Annual Meeting of Stockholders without including it in Cabot’s proxy statement, such stockholder must comply with the advance notice provisions of Cabot’s By-Laws. Those provisions require that Cabot receive the proposal at its offices at Two Seaport Lane, Suite 1300, Boston, Massachusetts 02210-2019, attention Corporate Secretary, not earlier than December 13, 2008, and not later than January 12, 2009.

Annual Report on Form 10-K

We are providing without charge, to each person from whom a proxy is solicited, a copy of our Annual Report on Form 10-K, including the financial statements and schedules, for fiscal 2007. To request an additional copy of the Form 10-K, please write to Corporate Secretary, Cabot Corporation, Two Seaport Lane, Suite 1300, Boston, MA 02210-2019.

Solicitation of Proxies

The cost of soliciting proxies in the enclosed form will be borne by Cabot. In addition to solicitation by mail, officers and other employees of Cabot may solicit proxies personally, by telephone and by facsimile. Cabot may request banks and brokers or other similar agents or fiduciaries to transmit the proxy material to the beneficial owners for their voting instructions and will reimburse them for their expenses in so doing. D.F. King & Co., Inc., New York, New York, has been retained to assist Cabot in the solicitation of proxies at a fee estimated not to exceed $11,500.

Miscellaneous

The management does not know of any matters to be presented at the 2008 Annual Meeting other than those set forth in the Notice of Annual Meeting of Stockholders. However, if any other matters properly come before the 2008 Annual Meeting, the persons named in the enclosed form of proxy intend to vote the shares to which the proxy relates on such matters in accordance with their best judgment unless otherwise specified in the proxy.

By order of the Board of Directors,

Jane A. Bell

Secretary

Boston, Massachusetts

January 28, 2008

Appendix A

Director Independence Guidelines

Excerpted from the Cabot Corporation Corporate Governance Guidelines (adopted by the Board of Directors on January 9, 2004, as amended through January 11, 2008)

Director Independence

At least a majority of the members of our board of directors shall be independent. For a director to be deemed “independent,” the board shall affirmatively determine that the director has no material relationship with the Company or any of its consolidated subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company)1. The board has established guidelines to assist it in determining director independence. Under the board’s guidelines, a director will not be independent if:

(1) The director is, or has been within the last three years, an employee of the Company; or an immediate family member of the director is, or has been within the last three years, an executive officer of the Company. Employment as an interim Chairman or CEO shall not disqualify a director from being considered independent following that employment.

(2) The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman or CEO does not need to be considered as a factor by the board in determining independence under this test. Compensation received by an immediate family member for service as a non-executive employee of the Company does not need to be considered as a factor by the board in determining independence under this test.

(3) (a) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (b) the director is a current employee of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

(4) The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

(5) The director is a current employee, principal or partner (or an immediate family member is a current executive officer, principal or partner) of a company or other organization that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

(6) The director is an executive officer or employee, or an immediate family member is a current executive officer, of a company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other at the end of the last completed fiscal year is greater than 1% of the other company’s total consolidated assets.

[1]	Unless the context indicates otherwise, all references in these Guidelines to the Company include its consolidated subsidiaries.

A-1

In addition, in making independence determinations, the board will consider contributions or pledges made by the Company or its foundation to tax-exempt organizations of which a director is an officer, director or trustee. Where such contributions or pledges were $25,000 or less in the most recently completed fiscal year, the relationship between the director and the Company will not be considered material. For contributions or pledges greater than $25,000, the board will evaluate the particular facts and circumstances to determine whether the relationship is material.

An immediate family member shall include the director’s spouse, parents, children, siblings, in-laws and anyone (other than employees) who shares such director’s home.

The Governance and Nominating Committee is responsible for assessing director independence annually and making recommendations to the board. For any type of relationship not addressed by the guidelines above, the Governance and Nominating Committee will evaluate the relevant facts and circumstances of the relationship and make a recommendation to the board of directors about whether the relationship constitutes a material relationship with the Company.

A-2

January 28, 2008

Dear Plan Participant:

The Annual Meeting of Stockholders of Cabot Corporation will be held on March 13, 2008. The record date for determining stockholders entitled to vote at the meeting was January 16, 2008. Through your participation in the Cabot Corporation Retirement Savings Plan (“RSP”), the Cabot Corporation Long-Term Incentive Program, the Cabot UK Holdings Limited Inland Revenue Approved Employee Share Ownership Plan (“AESOP”), the Cabot Canada Ltd. Employees’ Stock Purchase Plan (“ESPP”), the Cabot Employee Stock Purchase Plan and/or the Cabot Oil & Gas Corporation Savings Investment Plan (“SIP”), you are the beneficial owner of Cabot Common Stock and have the right to instruct the Trustee of the Plan or Plans in which you participate how to vote your shares. You will be able to vote shares allocated to your accounts by following the instructions on the enclosed proxy card.

I encourage you to exercise your right to vote these shares by completing the enclosed proxy card instructing the Trustees as to your wishes. Your vote is important for two reasons. When you vote your shares, you participate directly in the affairs of the Company equally with all other stockholders. In addition, if you hold shares in the RSP or ESPP, your vote tells the Trustees of those plans how to vote shares for which no instructions are received from other plan participants. If you hold shares in the RSP, your vote also tells the Trustee how to vote shares that have not yet been allocated to participants’ accounts. If you hold shares through the RSP or the ESPP and do not vote, the plan Trustees will vote your shares (along with all other shares in the relevant plan for which votes are not cast, and with respect to the RSP, all unallocated shares) in the same proportion as those shares for which directions are received from other participants in the plans.

The Trustees of each Plan will have the voting instructions of each participant in the Plans tabulated and will vote the shares of the participants by submitting a final proxy card representing each Plan’s shares for inclusion in the tally at the Annual Meeting. Your individual vote will not be disclosed to anyone in the Company.

To vote your shares, please read the Notice of Meeting and Proxy Statement carefully, mark and sign the enclosed proxy card, and return it to the Company’s transfer agent, Computershare, before March 10, 2008 in the enclosed postage-paid envelope. If you prefer, you may vote your shares by telephone or the Internet, as explained on the proxy card, until 2:00 a.m. Eastern Time on March 11, 2008.

Sincerely,

Kennett F. Burnes

Chairman of the Board

002CS-15941

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000004	000000000.000000 ext 000000000.000000 ext 000000000.000000 ext	000000000.000000 ext 000000000.000000 ext 000000000.000000 ext
		Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

		Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
			Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Vote by telephone

  • Call toll free 1-800-652-VOTE (8683) within the

    United States, Canada & Puerto Rico any time on a

    touch tone telephone. There is NO CHARGE to you

    for the call.

  • Follow the instructions provided by the recorded

    message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

ê IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ê

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+

01 - Juan Enriquez-Cabot*	☐	☐	☐	02 - Arthur L. Goldstein*	☐	☐	☐	03 - Gautam S. Kaji*	☐	☐	☐

04 - Henry F. McCance*	☐	☐	☐	05 - Patrick M. Prevost*	☐	☐	☐

    * Each to be elected to the class of Directors whose term expires in 2011.

	For	Against	Abstain

2. To ratify the appointment of Deloitte & Touche LLP as Cabot’s independent registered public accounting firm for the fiscal year ending September 30, 2008.	☐	☐	☐

3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance	☐
Mark the box to the right if you plan to attend the Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

ê  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ê

Proxy — Cabot Corporation

Annual Meeting of Stockholders — March 13, 2008

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Brian A. Berube, Jane A. Bell and Michaela Allbee, and each of them, proxies, with power of substitution, to vote the shares of stock of Cabot Corporation that the undersigned is entitled to vote, as specified on the reverse side of this card, and, if applicable, hereby directs the trustees of the employee benefit plans to vote the shares of stock of Cabot Corporation allocated to the account(s) of the undersigned or otherwise that the undersigned is entitled to vote pursuant to such employee benefit plans, at the Annual Meeting of Stockholders of Cabot Corporation to be held on March 13, 2008 at 4:00 p.m., Eastern Time, at the Boston Convention & Exhibition Center, 415 Summer Street, Boston, Massachusetts, and at any adjournment or postponement thereof.

WHEN THIS PROXY IS PROPERLY EXECUTED THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED AS SPECIFIED AND, IF NO SPECIFICATION IS MADE, WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSAL 2 AND IT AUTHORIZES THE ABOVE DESIGNATED PROXIES TO VOTE IN ACCORDANCE WITH THEIR JUDGMENT ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE